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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 10, 2013

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Wednesday, June 26, 2013, at 9:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the Annual Meeting, stockholders will be asked to elect 14 directors, to approve the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan and to ratify the appointment of Ernst & Young as IAC's independent registered public accounting firm for 2013. IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote consistent with the Board's recommendation for each proposal.

        Based on applicable Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the internet in lieu of mailing printed copies of these materials to stockholders, this year we have elected to deliver our proxy materials to the majority of our stockholders online. On or about May 10, 2013, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2012 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.

        It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously submitted your vote.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller Chairman and Senior Executive

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 FAX 212.314.7309

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is making this proxy statement available to holders of our common stock and Class B common stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 26, 2013, at 9:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the Annual Meeting, stockholders will be asked:

          1.     to elect 14 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

          2.     to approve the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan;

          3.     to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2013 fiscal year; and

          4.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 29, 2013 as the record date for the Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will need to bring a proxy or letter from that broker, bank or other holder of record that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors,

Gregg Winiarski Senior Vice President, General Counsel and Secretary

May 10, 2013

PROXY STATEMENT

i

PROXY STATEMENT

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we elected to deliver this Proxy Statement and our 2012 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the "Notice Process"). If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this Proxy Statement and our 2012 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.

  The Notice is being mailed on or about May 10, 2013 to stockholders of record at the close of business on April 29, 2013 and this Proxy Statement and our 2012 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on May 10, 2013. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:    Can I vote my shares by filling out and returning the Notice?

A:
No. However, the Notice provides instructions on how to vote your shares by way of completing and submitting your proxy online or by phone, by requesting and returning a written proxy card by mail or by submitting a ballot in person at the Annual Meeting.

Q:    Who is entitled to vote at the Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 29, 2013, the record date for the Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

  As of the close of business on April 29, 2013, there were 82,610,370 shares of IAC common stock and 5,789,499 shares of Class B common stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Q:    What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

  You may examine a list of the stockholders of record as of the close of business on April 29, 2013 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. This list will also be made available at the Annual Meeting.

Q:    What are the quorum requirements for the Annual Meeting?

A:
The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence at the Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for a quorum to be met. Shares of IAC common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:    What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

•
Proposal 1—to elect 14 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

•
Proposal 2—to approve the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (the "2013 Stock Plan Proposal");

•
Proposal 3—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2013 fiscal year; and

•
to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:    What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC's Board of Directors?

A:
You may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

  The election of each of Gregory R. Blatt, Edgar Bronfman, Jr., Chelsea Clinton, Sonali De Rycker, Barry Diller, Michael D. Eisner, Victor A. Kaufman, Arthur C. Martinez, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter referred to as IAC capital stock), with each share of common stock and Class B common stock representing the right to one and ten votes, respectively.

  The election of each of Donald R. Keough, Bryan Lourd, Alan G. Spoon and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

  The Board recommends that our stockholders vote FOR the election of each of the director nominees named above.

Q:    What are my voting choices when voting on the 2013 Stock Plan Proposal and what votes are required to approve this proposal?

A:
You may vote in favor of the 2013 Stock Plan Proposal, vote against the 2013 Stock Plan Proposal or abstain from voting on the 2013 Stock Plan Proposal.

  The approval of the 2013 Stock Plan Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

  The Board recommends that our stockholders vote FOR the 2013 Stock Plan Proposal.

Q:    What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2013 and what votes are required to ratify such appointment?

A:
You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2013 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

  The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2013.

Q:    Could other matters be decided at the Annual Meeting?

A:
As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this Proxy Statement.

  If other matters are properly presented at the Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the Annual Meeting, Joanne Hawkins, Jeffrey W. Kip and Gregg Winiarski, will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:    What do I need to do now to vote at the Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares in any of three ways:

•
Submitting a Proxy Online:  Submit your proxy via the internet. The website for internet proxy voting is www.proxyvote.com. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Tuesday, June 25, 2013;

•
Submitting a Proxy by Telephone:  Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Tuesday, June 25, 2013; or

•
Submitting a Proxy by Mail:  If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

  If you were a stockholder of record on April 29, 2013 or if you have a legal proxy from your broker, bank or other holder of record identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the Annual Meeting.

  For IAC shares held in street name, holders may submit a proxy online or by telephone if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from IAC or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.

Q:    If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote.

  Non-Discretionary Items.    The election of directors and the 2013 Stock Plan Proposal are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

  Discretionary Items.    The ratification of Ernst & Young LLP as IAC's independent registered public accounting firm for 2013 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion and these votes will be counted for purposes of determining a quorum.

Q:    What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes "against" any proposal for which abstentions are an option.

Q:    Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•
delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•
submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting; or

•
attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  To change your vote or revoke your proxy, send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or follow the instructions provided on the Notice or the proxy card to do so online or by telephone.

Q:    How are proxies solicited and who bears the related costs?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile, e-mail or in person. Following the initial mailing of the Notice and proxy materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of IAC common stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of these holders, will reimburse such holders for their reasonable expenses.

Q:    What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about the Annual Meeting, would like to obtain directions to attend the Annual Meeting and vote in person or would like copies of any of the documents referred to in this Proxy Statement, you should contact IAC Investors Relations at 1.212.314.7300 or ir@iac.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming Annual Meeting, a board of 14 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning director nominees, all of whom are incumbent directors of IAC and have been recommended by the Nominating Committee for re-election, appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

        The election of each of Gregory R. Blatt, Edgar Bronfman, Jr., Chelsea Clinton, Sonali De Rycker, Barry Diller, Michael D. Eisner, Victor A. Kaufman, Arthur C. Martinez, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The Board has designated Messrs. Keough, Lourd, Spoon and Zannino as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. The election of each of them as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

        Both the Nominating Committee and the full Board recommend that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees

        Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Nominating Committee and the Board believe provide the Company with the perspective and judgment needed to guide, monitor and execute its strategies.

        Gregory R. Blatt, age 44, has been a director and Chief Executive Officer of IAC since December 2010. Prior to assuming his current role, Mr. Blatt served as Chief Executive Officer of Match.com, a subsidiary of IAC, since February 2009. Mr. Blatt also served as General Counsel and Secretary of IAC from November 2003 to January 2009, first as Senior Vice President, and then as Executive Vice President. Prior to joining IAC in November 2003, Mr. Blatt served as General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from September 1999 to October 2003, first as Senior Vice President, and then as Executive Vice President. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997. Mr. Blatt also currently serves as member of the board of directors of Meetic, S.A., which position he has held since June 2009, and previously served as a member of the boards of directors of HSN, Inc. from August 2008 to May 2012 and Interval Leisure Group, Inc. from August 2008 to October 2012. In nominating Mr. Blatt, the Board considered his position as Chief Executive Officer of the Company, as well as his financial literacy, expertise regarding mergers, acquisitions, investments and other strategic transactions and operating experience.

        Edgar Bronfman, Jr., age 57, has been a director of IAC since February 1998. Mr. Bronfman currently serves as a general partner of Accretive LLC, a private equity firm. Mr. Bronfman previously served as Chairman of Warner Music Group from August 2011 to January 2012. Prior to this time, Mr. Bronfman served as Chief Executive Officer and President of Warner Music Group from July 2011 to August 2011 and as Chairman and Chief Executive Officer of Warner Music Group from March 2004 to July 2011. Mr. Bronfman currently serves as a member of the board of directors of Warner Music Group, which position he has held during the last five years. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. He is the Chairman of the Board of Endeavor Global, Inc. and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center, The Council on Foreign Relations and Accretive Health, Inc. In nominating Mr. Bronfman, the Board considered his experience as a member of senior management of various public and global companies, which the Board believes gives him particular insight into business strategy and leadership, marketing, consumer branding and international operations, as well as a high level of financial literacy and insight into the media and entertainment industries. The Board also considered Mr. Bronfman's private equity experience, which the Board believes gives him particular insight into investments in, and the development of, early stage companies.

        Chelsea Clinton, age 33, has been a director of IAC since September 2011. Ms. Clinton is currently pursuing a doctorate in public health at Oxford University and working as an Assistant Provost at New York University, where she has focused on interfaith initiatives and the university's Global Expansion Program since March 2010. Since September 2011, Ms. Clinton has also served as a member of the boards of directors of the Clinton Foundation and the Clinton Health Access Initiative. Ms. Clinton also currently serves as a special correspondent for NBC news. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton also currently serves on the boards of directors of The School of American Ballet, Common Sense Media and The Weill Cornell Medical College. In nominating Ms. Clinton, the Board considered her broad public policy experience and keen intellectual acumen, which together the Board believes will bring a fresh and youthful perspective to IAC's businesses and initiatives.

        Sonali De Rycker, age 39, has been a director of IAC since September 2011. Since April 2008, Ms. De Rycker has served as a Partner at Accel Partners in London, a leading global venture firm, where she focuses on investments in the consumer internet and digital media sectors. Prior to her tenure at Accel, Ms. De Rycker was a Partner at Atlas Venture in London from August 2000 to April 2008, where she focused on investments in the internet and software service sectors. Prior to her venture capital work, Ms. De Rycker was an investment banker at Goldman Sachs from August 1995 to August 1998. Ms. De Rycker also serves on the boards of directors of a number of private consumer internet and other companies. In nominating Ms. De Rycker, the Board considered her private equity experience (particularly in the consumer internet and media sectors), which the Board believes gives her particular insight into investments in, and the development of, early stage companies, as well as her high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Barry Diller, age 71, has been a director and Chairman and Senior Executive of IAC since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of IAC (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) ("Live Nation"), from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc. ("TripAdvisor") from December 2011 to December 2012 and served as a member of the board of directors of TripAdvisor from December 2011 through April 2013. Mr. Diller currently acts as a special advisor to the Chief Executive Officer of TripAdvisor. Mr. Diller is also a member of the board of directors of The Washington Post Company and The Coca-Cola Company, which positions he has held during the past five years. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinematic Arts, the New York University Board of Trustees and the Executive Board for the Medical Sciences of University of California, Los Angeles. The Board nominated Mr. Diller because he has been Chairman and Senior Executive since 2010 and prior to that time, served as Chairman and Chief Executive Officer of the Company since 1995, and as a result, possesses a great depth of knowledge and experience regarding the Company and its businesses. In addition, the Board noted Mr. Diller's ability to exercise influence (subject to the Company's organizational documents and Delaware law) over the outcome of matters involving the Company that require stockholder approval given his significant ownership stake in the Company and related rights.

        Michael D. Eisner, age 71, has been a director of IAC since March 2011. Mr. Eisner currently serves as Chairman of The Tornante Company, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"). In addition to overseeing Tornante's key investments generally, Mr. Eisner also currently serves as Chairman of two Tornante companies, Vuguru, a studio focused on producing groundbreaking programming for the internet and other emerging digital platforms, and Activate, a company that makes a cap-activated enhanced beverage, and previously served as Chairman of another Tornante company, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products. Prior to founding Tornante in 2005, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for profit affiliations, Mr. Eisner serves on the Boards of the California Institute of the Arts, Denison University, the Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation. In nominating Mr. Eisner, the Board considered his experience with Tornante, which the Board believes gives him particular insight into investments in, and the development and operation of, media and entertainment companies that focus on programming and content for emerging platforms. The Board also considered Mr. Eisner's experience as the Chairman and Chief Executive Officer of The Walt Disney Company, which the Board believes gives him particular insight into business strategy and leadership, marketing and consumer branding, as well as a high level of financial literacy and insight into the media and entertainment industries.

        Victor A. Kaufman, age 69, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia, Inc., which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013. In nominating Mr. Kaufman, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his involvement with the Company in various roles since 1996, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Donald R. Keough, age 86, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company, a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough currently serves as a member of the board of directors of Berkshire Hathaway, Inc. and served as a member of the board of directors of The Coca-Cola Company through April 2013. Mr. Keough held both of these directorships for the past five years. Mr. Keough currently serves as an advisor to the board of directors of The Coca-Cola Company. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations. In nominating Mr. Keough, the Board considered his extensive public company management experience as the former President and Chief Operating Officer of The Coca-Cola Company and his public company board experience, both of which the Board believes give him particular insight into business strategy, leadership, marketing, consumer branding and executive compensation, as well as a high level of financial literacy. The Board also considered Mr. Keough's tenure at Allen & Company, which the Board believes give him particular insight into capital markets, as well as mergers, acquisitions, investments and other strategic transactions and related financings in the media and entertainment industries.

        Bryan Lourd, age 52, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing. He is a graduate of the University of Southern California. In connection with the nomination of Mr. Lourd, the Board considered his extensive experience as a principal of CAA, which the Board believes gives him particular insight into business strategy and leadership, as well as unique and specialized experience regarding the entertainment industry and marketing.

        Arthur C. Martinez, age 73, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez currently serves as a member of the boards of directors of Fifth and Pacific, Inc. (formerly Liz Claiborne, Inc.) and International Flavors & Fragrances Inc., which positions he has held during the past five years. Mr. Martinez also serves as a member of the board of directors of American International Group, Inc., which position he has held since 2009, and as Chairman of the Board of HSN, Inc., which position he has held since 2008. During the past five years, Mr. Martinez previously served as Chairman of the Supervisory Board of RBS Holdings N.V. (formerly known as ABN AMRO Holding N.V.) and as a member of the board of directors of PepsiCo, Inc. In addition to his for profit affiliations, Mr. Martinez serves as a Trustee of Greenwich Hospital, Maine Coast Heritage Trust, Northwestern University and the Chicago Symphony Orchestra. In nominating Mr. Martinez, the Board considered his public company management experience with Sears and Saks and his extensive public company board experience, both of which the Board believes give him particular insight into business strategy, leadership, marketing, consumer branding and executive compensation, as well as a high level of financial literacy.

        David Rosenblatt, age 45, has been a director of IAC since December 2008. Mr. Rosenblatt currently serves as the Chief Executive Officer of 1stdibs.com, Inc., an online marketplace for vintage furniture and fashion, as well as antiques, art, jewelry and real estate, and serves as Chairman (in a non-executive capacity) of Group Commerce, Inc., a firm that helps digital audience owners develop and implement social commerce programs on behalf of local and national merchants. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Prior to joining DoubleClick, Mr. Rosenblatt spent several years as an investment banker at S.G. Warburg & Co. in Hong Kong, London and New York. Mr. Rosenblatt also currently serves as a member of the board of directors of Twitter, which position he has held since January 2011. In connection with the nomination of Mr. Rosenblatt, the Board considered his extensive and unique experience in the online advertising and digital marketing technology and services industries, as well as his management experience with DoubleClick, Google and 1stdibs.com, Inc., which the Board believes gives him particular insight into business strategy and leadership, as well as a deep understanding of the internet sector.

        Alan G. Spoon, age 61, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation from July 1999 to the present and as a member of the boards of directors of Getty Images and TechTarget, Inc. at certain times during the past five years. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and a member of the MIT Corporation, where he is now a member of the board of directors of edX (an online education platform). In nominating Mr. Spoon, the Board considered his extensive private and public company board experience and public company management experience with The Washington Post Company, both of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry. The Board also considered Mr. Spoon's private equity experience, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

        Alexander von Furstenberg, age 43, has been a director of IAC since December 2008. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing ("Ranger"), which he founded in June 2011. Prior to his tenure with Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer since 2003. Mr. von Furstenberg currently serves (and at certain times during the past five years has served) as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office which serves his family. Mr. von Furstenberg also serves as a partner and director of Diane von Furstenberg Studio, LP. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line. In nominating Mr. von Furstenberg, the Board considered his private investment and board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller's stepson.

        Richard F. Zannino, age 54, has been a director of IAC since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer, retail and information services investment efforts. Mr. Zannino has also served as a member of the board of directors of The Estée Lauder Companies, Inc. since January 2010 and Francesca's Collections since July 2011. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 through December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 through February 2006 and Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 through June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 through January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In his not-for-profit affiliations, Mr. Zannino serves as a member of the Board of Trustees of Pace University. In connection with the nomination of Mr. Zannino, the Board considered his extensive public company management experience, which the Board believes gives him particular insight into business strategy, leadership and marketing, as well as a high level of financial literacy. The Board also considered Mr. Zannino's private equity experience, which the Board believes gives him particular insight into acquisition and investment strategy and financing.

Corporate Governance

        Leadership Structure.    The Company's business and affairs are overseen by its Board of Directors, which currently has fourteen members. There are three management representatives on the Board and, of the eleven remaining current directors, ten are independent. The Board has an Audit Committee, Compensation and Human Resources Committee and Nominating Committee, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and our Board Committees, see the discussion under Director Independence beginning on page 11 and Board Committees beginning on page 13. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with both the Chairman and the Chief Executive Officer and have full access to Company management at all times.

        Our independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. We do not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of our Audit, Compensation and Human Resources and Nominating Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management, as well as for recommending candidates for Board membership. At each regularly scheduled Board meeting, the Chair of each of these committees provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

        Since December 1, 2010, Mr. Diller has served as Chairman and Senior Executive of IAC and Mr. Blatt has served as Chief Executive Officer of IAC. This leadership structure provides the Company with the benefit of Mr. Diller's continued oversight of the Company's strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of the Company and its operating businesses.

        At this time, the Company believes the current leadership structure described above is the most appropriate one for our Company and our stockholders.

        Risk Oversight.    Company management is responsible for assessing and managing the Company's exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Company management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, the Company recognized that leadership and success are impossible without taking risks; however, the imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with Company management, as well as through the Board's Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. In addition, an overall review of risk is inherent in the Board's consideration of the Company's long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the Chairman and Senior Executive, the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

        Compensation Risk Assessment.    We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of the Company's compensation policies and programs and the administration of these programs pose any material risks to the Company. The findings of any risk assessment are discussed with the Compensation and Human Resources Committee. Based upon our assessments, we believe that our compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

        Director Independence.    Under the Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules"), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by Company management, as well as Company records and publicly available information. Following this determination, Company management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determination.

        The Board determined that each of Messrs. Bronfman, Eisner, Keough, Lourd, Martinez, Rosenblatt, Spoon and Zannino, Ms. Clinton and Ms. De Rycker is independent. In connection with this determination, the Board considered that in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from or co-invest with, companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by IAC and its businesses. Specific payments the Board considered are as follows:

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  payments for services made by an IAC business to Warner Music Group, where Mr. Bronfman previously served as an executive officer;

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  an arrangement between an IAC business and certain of its employees that provide for such employees to continue to receive (and share with the IAC business) payments from various companies (including a portfolio company of Tornante, where Mr. Eisner is Chairman) that licensed programming rights to such employees;

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  payments for services made by an IAC business to CAA, where Mr. Lourd is Managing Director;

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  a co-investment by IAC in an entity in which Polaris Venture Partners was an existing equity investor, as well as payments for services between the Company and certain Polaris Venture Partners portfolio companies (Mr. Spoon is a general partner of Polaris Venture Partners); and

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  payments for data licensing services made by an IAC business to a portfolio company of CCMP Capital Advisors, LLC, where Mr. Zannino is a Managing Director and member of the firm's Investment Committee. The agreement pursuant to which the IAC business made these payments was entered into by the parties before Mr. Zannino began serving on the Board and before CCMP acquired the company.

        In the case of Ms. Clinton, Ms. De Rycker, Mr. Keough, Mr. Martinez and Mr. Rosenblatt, there were no such payments known to Company management for the Board to consider. Of the remaining incumbent directors who are standing for re-election, Messrs. Blatt, Diller and Kaufman are executive officers of the Company and Mr. von Furstenberg is Mr. Diller's stepson; given these relationships, none of these directors is independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC and the Internal Revenue Service for compensation committee members.

        Director Nominations.    The Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members and recommends candidates to the Board. While there are no specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and the Chairman, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board.    Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send such communication to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board.    The Board met five times and acted by written consent once during 2012. During 2012, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. Two members of the Board of Directors attended IAC's 2012 Annual Meeting of Stockholders.

        The Board currently has four committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Board Committees.    The following table sets forth the current members of each Committee and the number of meetings held by, and times that each such Committee took action by written consent, during 2012. Each Committee member identified below served in the capacities set forth below for all of 2012.

Name	Audit Committee	Compensation and Human Resources Committee	Nominating Committee	Executive Committee
Gregory R. Blatt	—	—	—	—
Edgar Bronfman, Jr.(1)	—	—	X	X
Chelsea Clinton(1)	—	—	—	—
Sonali De Rycker(1)	—	—	—	—
Barry Diller	—	—	—	X
Michael D. Eisner(1)	—	—	—	—
Victor A. Kaufman	—	—	—	X
Donald R. Keough(1)	—	X	X	—
Bryan Lourd(1)	X	—	—	—
Arthur C. Martinez(1)	—	Chair	—	—
David Rosenblatt(1)	—	X	—	—
Alan G. Spoon(1)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(1)	X	—	—	—
Number of Meetings	8	6	0	0
Number of Written Consents	0	4	1	5

(1)
Independent director.

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix A to IAC's 2011 Annual Meeting proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication between the Committee, the Company's independent registered public accounting firm, the Company's internal auditors and management. The formal report of the Audit Committee is set forth on page 21.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which has not adopted a written charter, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and health and welfare insurance plans. For additional information on IAC's processes and procedures for the consideration and determination of executive compensation and the related role of the Compensation and Human Resources Committee, see the discussion under Compensation Discussion and Analysis generally beginning on page 23. The formal report of the Compensation and Human Resources Committee is set forth on page 30.

        Nominating Committee.    The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix B to IAC's 2011 Annual Meeting proxy statement. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members, (ii) recommending director nominees for the next annual meeting of stockholders (and nominees to fill vacancies on the Board as necessary) and (iii) making recommendations with respect to the compensation and benefits of directors.

        Executive Committee.    The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

PROPOSAL 2—APPROVAL OF THE 2013 STOCK AND ANNUAL INCENTIVE PLAN

Proposal and Required Vote

        Our Board adopted the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (the "2013 Plan") on February 14, 2013, subject to approval by our stockholders.

        Approval of the 2013 Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together.

        The Board recommends that our stockholders vote FOR the approval of the 2013 Stock Plan Proposal.

Overview

        The purpose of the 2013 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers and employees and to provide them with incentives that are directly linked to the future growth and profitability of IAC and its businesses.

        Equity compensation is a critical component of IAC's long-term compensation philosophy. We believe that providing employees with an equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. We believe that ownership shapes behavior, and that by providing a meaningful part of compensation in the form of equity awards, we properly align our employees' incentives with our stockholders. The 2013 Plan is designed to reinforce this alignment.

Summary of Share Usage Under Existing Equity Compensation Plans

        The following table includes information regarding outstanding equity awards, shares available for future equity award grants under the Company's existing omnibus stock and annual incentive plans and total shares of IAC common stock outstanding as of December 31, 2012:

Total shares underlying outstanding options	10.5 million
Weighted average exercise price of outstanding options	$33.68
Weighted average remaining contractual life of outstanding options	7.2 years
Total shares underlying outstanding restricted stock units ("RSUs") (including performance-based RSUs assuming the maximum potential payout)	1.6 million
Total shares available for grant(1)	3.7 million
Total shares of IAC common stock outstanding(2)	78.5 million

(1)
Reflects 5.6 million shares that remain available for future issuance under the Company's active omnibus stock and annual incentive plans less 2.0 million shares that have been reserved and may be issuable upon the settlement of subsidiary-level phantom equity awards based on the estimated value of such subsidiaries, in each case, as of December 31, 2012.

(2)
Since August 2008, the Company has repurchased approximately 97 million shares of its common stock. Accordingly, the potential dilutive impact of the equity awards described in the table above would be less but for this significant stock repurchase activity.

        Based on a review of the Company's historical practices, the Board believes that the amounts available under the 2013 Plan will be sufficient to cover equity awards for employees for at least the next three to four years. In 2010, 2011 and 2012, the number of shares of common stock underlying equity awards granted (including stock options and RSUs) was approximately 5.7 million shares, 4.0 million shares and 3.8 million shares, respectively. The Board expects to continue to grant awards under the 2013 Plan consistent with the Company's historical share utilization rates.

Summary of Terms of the 2013 Plan

        The principal features of the 2013 Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2013 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

        Administration.    The 2013 Plan is administered by the Compensation and Human Resources Committee or such other committee of the Board as the Board may from time to time designate (for purposes of this summary, the "Committee"). Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the types of awards (as well as the number of shares of common stock to be covered by each such award) and to determine the terms and conditions of any such awards.

        Term.    Awards under the 2013 Plan may be made for ten years following the date that stockholders approve the 2013 Plan at the Annual Meeting.

        Eligibility.    Awards may be granted under the 2013 Plan to current or prospective officers, employees, directors and consultants of IAC and its subsidiaries and affiliates. As of December 31, 2012, approximately 4,200 individuals were eligible to participate in the 2013 Plan. During 2012, a total of 275 individuals received awards under the Company's existing equity compensation plans.

        Shares Subject to the 2013 Plan.    The 2013 Plan provides that the aggregate number of shares of our common stock that may be subject to awards under the 2013 Plan cannot exceed 10,000,000. No participant may be granted, in each case during any calendar year, performance-based awards (other than stock options and SARs) intended to qualify under Section 162(m) of the Internal Revenue Code (the "Code") covering in excess of 2,000,000 shares or stock options and SARs covering in excess of 3,000,000 shares. The maximum number of shares that may be granted pursuant to incentive stock options is 10,000,000. The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.

        The shares subject to grant under the 2013 Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board. To the extent that any award is forfeited or any option or SAR terminates, expires or lapses without being exercised or any award is settled for cash, the shares underlying such awards will again be available for awards under the 2013 Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares (by either actual delivery or by attestation), only the number of shares issued net of the shares delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares are not deemed to have been delivered for purposes of the limits set forth in the plan.

        As indicated above, several types of stock grants can be made under the 2013 Plan. A summary of these grants is set forth below.

        Stock Options and SARs.    Stock options granted under the 2013 Plan can either be incentive stock options ("ISOs") or nonqualified stock options. SARs granted under the 2013 Plan can be granted either alone or in tandem with a stock option. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. The closing price of IAC common stock, as reported on the NASDAQ Stock Market, on the last trading day of the quarter ended March 31, 2013 was $44.68 per share. Stock options and SARs cannot be repriced without stockholder approval. Optionees may pay the exercise price in cash or, if approved by the Committee, in shares (valued at their fair market value on the date of exercise) or a combination thereof, or by way of a "cashless exercise" through a broker approved by the Company or by withholding shares otherwise receivable on exercise. The term of options and SARs are as determined by the Committee, but a stock option may not have a term longer than ten years from the date of grant. The Committee determines the vesting and exercise schedule of options and SARs, which the Committee may waive or accelerate at any time, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and SARs terminate upon the termination of employment, and vested options and SARs will remain exercisable for one year after the award holder's death, disability or retirement and 90 days after the award holder's termination for any other reason. Vested options and SARs also terminate upon the optionee's termination for cause. Stock options and SARs are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order or, in the case of nonqualified stock options or SARs, as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to the participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

        Restricted Stock.    The 2013 Plan provides for the award of shares that are subject to forfeiture and restrictions on transferability as set forth in the 2013 Plan and as may be otherwise determined by the Committee. Except for these restrictions and any others imposed by the Committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the Committee: (i) cash dividends on the shares that are the subject of the restricted stock award shall be automatically reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock, and (ii) dividends payable in shares shall be paid in the form of additional restricted stock, held subject to the vesting of the underlying restricted stock. Restricted stock granted under the 2013 Plan may or may not be subject to performance conditions. During the restriction period set by the Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock.

        RSUs.    The 2013 Plan authorizes the committee to grant RSUs. RSUs are awards denominated in shares that will be settled, subject to the terms and conditions of the RSUs, in an amount in cash, shares or both, based upon the fair market value of a specified number of shares. RSUs are not shares of our common stock and do not entitle the recipients to the rights of a stockholder. The award agreement for RSUs will specify whether, to what extent and on what terms and conditions the applicable participant will be entitled to receive current or delayed payments of cash, shares or other property corresponding to the dividends payable on the shares. RSUs granted under the 2013 Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber RSUs granted under the 2013 Plan prior to their vesting.

        Other Stock-Based Awards.    Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares, including unrestricted stock, dividend equivalents and convertible debentures, may be granted under the 2013 Plan.

        Cash-Based Awards.    Cash-based awards may be granted under the 2013 Plan. No participant may be granted a cash-based award that has an aggregate maximum payment value in any calendar year in excess of $10.0 million if the award is intended to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

        Performance Goals.    The 2013 Plan provides that performance goals may be established by the Committee in connection with the grant of any award under the 2013 Plan. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals will be based on the attainment of specified levels of one or more of the following measures: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any subsidiary, affiliate, division or department of the Company.

        Change in Control.    Unless otherwise provided by the Committee in an award agreement or otherwise, in the event that, during the two-year period following a change in control, a participant's employment is terminated by IAC, other than for cause or disability, or a participant resigns for good reason:

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  any SARs and stock options outstanding as of the date of termination of employment that were outstanding as of the date of the change in control will become fully exercisable and vested and will remain exercisable for the greater of: (i) the period that they would remain exercisable absent the change in control provision and (ii) the lesser of the original term or one year following such termination of employment;

  •
  the restrictions applicable to restricted stock will lapse, and such restricted stock will become free of all restrictions and fully vested and transferable; and

  •
  all RSUs will be considered to be earned and payable in full, any restrictions will lapse and such RSUs will be settled in cash or shares as promptly as practicable.

        The Committee or Board may provide for different treatment in the event of a change in control, including vesting of awards upon a change in control.

        Amendment and Discontinuance.    The 2013 Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a SAR, restricted stock award, RSU award or cash-based award previously granted without the consent of the optionee or recipient. Amendments to the 2013 Plan will require stockholder approval to the extent such approval is required by law or the listing standards of the applicable exchange. The 2013 Plan will terminate on June 26, 2023.

 2013 Plan Benefits

        All awards made under the 2013 Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2013 Plan are not determinable at this time. The following table below reflects equity-based awards granted in 2012 for the named executive officers as a group, all other employees as a group and all non-employee directors as a group.

	Number of Shares Underlying Stock Options	Stock Option Exercise Price ($)		Number of RSUs
All named executive officers, as a group	375,000		(1)	27,129	(2)
All other employees, as a group	3,264,000	$47.42	(3)	119,487
All non-employee directors, as a group	—	—		60,852

(1)
Includes (i) 175,000 stock options granted to Mr. Winiarski with an exercise price of $45.78 and (ii), 150,000 and 50,000 stock options granted to Mr. Kip with exercise prices of $49.10 and $60.00, respectively.

(2)
Includes 20,000 and 7,129 RSUs granted to Messrs. Kip and Kaufman, respectively.

(3)
Reflects the weighted average exercise prices of stock options held by this group of award recipients.

        For more information regarding grants made to our named executive officers and non-employee directors in 2012, see the Grants of Plan-Based Awards in 2012 on page 33 and the table set forth under the caption Director Compensation on page 45.

U.S. Federal Income Tax Consequences

        The following is a summary of certain federal income tax consequences of awards made under the 2013 Plan based upon the laws in effect as of the date of this Proxy Statement. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2013 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

        Non-Qualified Stock Options.    A participant will not recognize taxable income when a non-qualified stock option is granted, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) upon the exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

        Incentive Stock Options.    A participant will not recognize taxable income when an incentive stock option is granted. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an incentive stock option. If the shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

        SARs.    A participant will not recognize taxable income when a SAR is granted, and we will not be entitled to a tax deduction at such time. Upon the exercise of a SAR, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

        Restricted Stock.    A participant will not recognize taxable income at the time shares of restricted stock are granted, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at grant. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such an election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

        Restricted Stock Units.    A participant will not recognize taxable income when restricted stock units are granted, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

        Section 162(m) Limitations.    As explained above, Section 162(m) of the Code generally places a $1 million annual limit on a Company's tax deduction for compensation paid to certain senior executives, other than compensation that qualifies as "performance-based compensation," as defined under Section 162(m) of the Code. The 2013 Plan is designed so that stock options and SARs qualify for this exemption, and it also permits the Committee to grant other awards designed to qualify for this exception. However, the Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the Company.

        The foregoing general tax discussion is intended for the information of stockholders in connection with considering how to vote with respect to the 2013 Stock Plan Proposal and not as tax guidance to participants in the 2013 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2013 Plan.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP has served as IAC's independent registered public accounting firm for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that our stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2013.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2012 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2012 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chair)
Bryan Lourd
Richard F. Zannino

 Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees(1)	$1,898,000	$1,722,500
Audit-Related Fees(2)	$307,000	$47,000

Total Audit and Audit-Related Fees	$2,205,000	$1,769,500
Tax Fees(3)	$1,019,000	$382,000

Total Fees	$3,224,000	$2,151,500

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting, statutory audits, the review of IAC's periodic reports, accounting consultations, the review of SEC registration statements and consents and other services related to SEC matters. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law.

(2)
Audit-Related Fees in 2012 include fees for audits for acquired companies and benefit plan audits. Audit-Related Fees in 2011 include fees for due diligence in connection with acquisitions, agreed upon procedures and benefit plan audits.

(3)
Tax Fees in 2012 primarily represent fees paid for the preparation of federal, state and local tax returns in the United States and certain jurisdictions abroad and research and development tax credit studies. Tax Fees in 2011 primarily represent research and development tax credit studies.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.

        All Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm are established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

INFORMATION CONCERNING IAC EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS

        Background information about IAC's current executive officers who are not director nominees is set forth below. For background information about IAC's Chairman and Senior Executive, Barry Diller, Chief Executive Officer, Gregory R. Blatt, and Vice Chairman, Victor A. Kaufman, see the discussion under Information Concerning Director Nominees beginning on page 5.

        Jeffrey W. Kip, age 45, has been Chief Financial Officer of IAC since March 2012. Prior to joining IAC, Mr. Kip served as Executive Vice President, Chief Financial Officer of Panera Bread Company, a national bakery-cafe concept in the United States and Canada ("Panera"), since May 2006. From November 2003 until May 2006, Mr. Kip served as Panera's Vice President, Finance and Planning and as Vice President, Corporate Development from May 2003 until November 2003. From November 2002 until April 2003, Mr. Kip served as an Associate Director and Director at UBS, an investment banking firm, and from August 1999 until November 2002, Mr. Kip was an Associate at Goldman Sachs, an investment banking firm.

        Gregg Winiarski, age 42, has been Senior Vice President, General Counsel and Secretary of IAC since February 2009. Mr. Winiarski previously served as Associate General Counsel of IAC since February 2005, during which time he had primary responsibility for all legal aspects of IAC's mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a New York law firm, from 1996 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Though IAC is a publicly traded company, we attempt to foster an entrepreneurial culture, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by private equity and venture capital firms and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider market data in establishing broad compensation programs and practices and may periodically benchmark the compensation associated with particular executive positions, we do not definitively rely on competitive survey data of any benchmarking information in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent in which we compete.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, the Company may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program, believing that they often over-compensate or under-compensate a given performance level. We instead rely primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion in setting final bonus amounts.

        In addition, we are of the view that long-term incentive compensation in the form of equity awards aligns the interests of executive and long-term shareholders, and to further this important goal, equity awards play a prominent role in our overall compensation program. The form of equity awards has changed from time to time over the years, and in 2008 we introduced non-qualified stock options as the predominant equity incentive vehicle for our executives. This switch was made primarily for the sake of simplicity given that the value from stock option awards is directly dependent on appreciation in the Company's stock price and therefore provides an objectively measurable goal, and a belief that it would, in general, make the Company more competitive in recruiting talented executives and employees. From time to time, however, executives have been awarded restricted stock units in addition to, or in lieu of, stock option awards, depending on the individual circumstances.

        We believe the Company's executive officer compensation program puts the substantial majority of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company, and aligns the interests of our key executives with the interests of our owners. We continuously evaluate our program, and make changes as we deem appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee of the Company's Board of Directors (for purposes of this Compensation Discussion and Analysis, the "Committee") has primary responsibility for establishing the compensation of the Company's executive officers. All compensation decisions referred to throughout this Compensation Disclosure and Analysis section have been made by the Committee, based, in part, on recommendations from Messrs. Diller and Blatt as described below. The Committee currently consists of Messrs. Martinez, Keough and Rosenblatt.

        The executive officers participate in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools and Messrs. Diller and Blatt meet with the Committee at least annually to discuss compensation packages for the executive team. In late 2012, Messrs. Diller and Blatt met with the Committee and discussed their views of corporate and individual executive officer performance for 2012 for Messrs. Kaufman, Kip and Winiarski, and their recommendations for annual bonuses for those executive officers. Mr. Diller then met separately with the Committee to discuss his performance and Mr. Blatt's performance, and to recommend an appropriate compensation package for Mr. Blatt. Following these discussions, the Committee met in executive sessions to discuss the recommendations. After consideration of the recommendations, the Committee ultimately determined the annual bonus amount for each executive officer.

        In establishing an executive officer's compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual's situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

        From time to time, the Committee has solicited the advice of consulting firms and engaged legal counsel. In 2012, the Committee engaged Compensation Advisory Partners ("CAP") to assess the historical pay practices and benchmark the compensation of our executive officers. The Committee considered the information furnished by CAP in its own determination of the compensation for our executive officers, though it was only one of many considerations.

        In addition, from time to time, the Company may solicit survey or peer compensation data from various consulting firms. In 2012, The Company engaged Mercer (US) Inc. to provide comparative market data in connection with the Company's own analysis of its equity compensation practices, and to provide an analysis of the Company's proposed 2013 Stock and Annual Incentive Plan, but neither Mercer nor any other compensation consultant engaged by the Company had any role in determining or recommending the amount or form of executive compensation for 2012.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits. While Mr. Blatt was Chief Executive Officer of Match.com, Inc. ("Match"), one of our subsidiaries, his compensation package included equity awards in Match, a portion of which he still holds as of the date hereof as discussed in the "Executive Compensation" section below.

        Salary.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York City location, salary levels of other executives within the Company, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to the Company. Mr. Kaufman's salary was reduced in March 2012 in recognition of the fact that he and the Company agreed on a reduced role for Mr. Kaufman and the Company negotiated a starting salary with Mr. Kip upon his joining the Company in March 2012. In December 2012, Mr. Winiarski's base salary was increased to $500,000 to reflect an increase in his responsibilities and to be competitive with market rates. No other executive officer's salary was adjusted during 2012.

Annual Bonuses

        General.    We establish bonus levels through a two-pronged process. First, at the beginning of the year, the Committee sets performance objectives, which historically have been tied to the achievement of EBITA (as defined below) or share price performance targets during the forthcoming year, and maximum bonus amounts. In general, these performance targets are minimum acceptable performance conditions, but with respect to which there is substantial uncertainty when we establish them. The establishment of performance targets and maximum bonus amounts is undertaken primarily to satisfy the requirements of Section 162(m) of the Code. Satisfaction of one or more of the performance targets established by the Committee allows for the payment of bonuses that will be deductible by the Company for federal income tax purposes, should any bonuses be awarded to the Company's named executive officers. However, satisfaction of the applicable performance targets does not obligate the Committee to approve any specific bonus amount for any executive officer, and the Committee has historically reduced the maximum bonus amount based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding individual annual bonus amounts, the Committee considers a variety of factors, such as growth in profitability or achievement of strategic objectives by the Company, and an individual's performance and contribution to the Company. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. This process is designed to permit the Company to deduct the bonus compensation paid to executives for income tax purposes.

        The definition of EBITA used for establishing Section 162(m) performance objectives comes from IAC's Amended and Restated 2008 Stock and Annual Incentive Plan, and is as follows: "EBITA" means for any period, operating profit (loss) plus: (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

        2012 Bonuses.    For 2012, the Committee predicated the payment of bonuses to executive officers on attaining: (i) year-over-year EBITA growth in any of the four consecutive calendar quarters beginning with the second quarter of 2012 of at least 5% or (ii) share price growth of at least 5% over $46.23, the closing price of the Company's common stock on the date the goals were established, on any 20 trading days during the period beginning on the trading day after the goals were established through February 2, 2013. Both targets were met, as determined by the Committee during the third quarter of 2012, with EBITA growth of 46% for the second quarter of 2012, and the Company's stock price exceeding $48.54 well over 20 trading days during 2012. After concluding that the threshold performance targets for the payment of bonuses had been achieved, the Committee then exercised its right to reduce bonus amounts for each individual executive officer from the maximum level established. In setting actual bonus levels, the Committee considered a variety of factors, including:

  •
  Revenue and Operating Income Before Amortization Growth.  Revenue increased 36% over the prior year, with double digit growth from the Company's two largest operating segments. Operating Income Before Amortization also grew strongly, up 44% over the prior year, as the Company continued to implement operating efficiencies and control costs.

  •
  Capitalization and Cash Position.  The Company repatriated a significant amount of cash to stockholders during 2012 by way of share repurchases and quarterly cash dividends, with the per share dividend amount being doubled in the third quarter of 2012. In addition, during 2012 the Company issued $500 million of 4.75% senior notes and entered into a $300 million revolving credit facility, providing additional liquidity for the Company as it continues to invest in its businesses and identify new opportunities for expansion.

  •
  Successful Completion of Transactions.  The Company has continued its disciplined approach to acquisitions, resulting in the purchase of a number of businesses during 2012 in our core business areas, the largest of which was About.com, as well as acquisitions in new areas, including Tutor.com.

  •
  Other Initiatives.  The Company, in connection with its continuing review of its collection of assets, provided for additional investment in those businesses where we believe there is upside opportunity, and restructured other businesses.

        While the factors noted above were the primary ones considered in setting bonus award amounts, the Committee also considered each executive's role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers. In particular, the Committee considered the following: (i) with respect to Mr. Diller, his role in providing strategic direction for the Company overall, (ii) with respect to Mr. Blatt, his focus on managing the day-to-day business operations of the Company, as well as his contributions in developing strategic initiatives for the Company, (iii) with respect to Mr. Kip, his new role as Chief Financial Officer and his managing the successful completion of the Company's debt offering during 2012 and other operational initiatives, (iv) with respect to Mr. Kaufman, his participation in strategic oversight of the Company, though his role in the day-to-day operations of the business had been reduced from prior years, and (v) with respect to Mr. Winiarski, his role in managing the successful completion of the About.com acquisition, as well as his participation in other acquisitions and strategic initiatives and the increased responsibilities he assumed during the year.

        As noted above, in setting individual bonus amounts, the Committee did not quantify the weight assigned to any specific factor, or apply a formulaic calculation. In setting bonus amounts, the Committee generally considered the Company's overall performance, the amount of bonus for each named executive relative to other Company executives, and the recommendations of the Chairman and Senior Executive and Chief Executive Officer. In addition, the Committee considered achievements in 2012 as compared to achievements and bonus levels in prior years.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

Long-Term Incentives

        General.    Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers have historically held the majority of their stock awards (net of tax withholding) well beyond the relevant vesting dates.

        In establishing equity awards for any given period, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed and evaluated on an individual-by-individual basis. In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, incentives for strong future performance and competitive conditions. The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.

        The Company's usual practice is to schedule the Committee meetings at which awards were made in advance, without regard to the timing of the release of earnings or other material information.

        2012 Equity Awards.    In February 2012, we granted stock options to a number of employees throughout the Company, with an exercise price of $45.78 per share, the closing price of the Company's common stock on the grant date. At that time, we granted 175,000 stock options to Mr. Winiarski, which reflects the considerations described above under the heading, Long-Term Incentives, as well as Mr. Winiarski's contributions during 2011, which included his role in managing the successful completion of the Meetic transaction and the increased responsibilities he assumed during that year. The Committee did not grant any equity awards to any other executive officer at this time. In making this determination, the Committee considered: (i) with respect to Messrs. Diller and Blatt, their respective earning histories, outstanding long-term compensation arrangements and potential realizable values from those long term arrangements and (ii) with respect to Mr. Kaufman, the fact that he and the Company were discussing a reduced role for Mr. Kaufman at the Company.

        In March 2012, Mr. Kaufman received a restricted stock unit award in connection his amended employment agreement and Mr. Kip received a restricted stock unit award and stock option awards pursuant to his new employment agreement, in each case as described below. The employment agreements, including the equity awards, were negotiated between each executive and the Company.

 2012 Employment Agreements

        Amended Employment Agreement for Mr. Kaufman.    On March 15, 2012 (the "Effective Date"), the Company and Mr. Kaufman entered into an amended and restated employment arrangement. The agreement provides for a scheduled term of one year from the Effective Date and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Kaufman ninety days prior to the expiration of the then current term.

        During the term, Mr. Kaufman will be eligible to receive an annual base salary of $100,000. In addition, on the Effective Date, Mr. Kaufman received a grant of IAC restricted stock units ("RSUs") with a dollar value of $350,000, which vest in three equal installments on the first, second and third anniversaries of the Effective Date. Thereafter, during the term, Mr. Kaufman shall be eligible to receive equity awards and such other employee benefits as may be reasonably determined by the Committee, following consultation with IAC's Chairman. The agreement also provides that for so long as Mr. Kaufman continues to provide services on a level consistent with those provided on the Effective Date, it is anticipated that he would be awarded restricted stock units annually with a grant value at least comparable to the value of those awarded on the Effective Date.

        Upon any involuntary termination of Mr. Kaufman's employment, all IAC equity awards held by Mr. Kaufman that would have otherwise vested during the twelve-month period following the termination of employment shall vest as of the date of such termination. In addition, following the termination of Mr. Kaufman's employment, all vested and outstanding IAC stock options held by Mr. Kaufman shall remain exercisable for eighteen months from the date of such termination or, if earlier, through the expiration date of such options. In addition, notwithstanding any termination of Mr. Kaufman's employment with IAC, so long as Mr. Kaufman continues to serve on the Board of Directors of IAC, any IAC equity awards held by Mr. Kaufman shall continue to vest.

        New Employment Agreement for Mr. Kip.    Effective March 14, 2012 (the "Effective Date"), the Company and Mr. Kip entered into an employment agreement, pursuant to which Mr. Kip became the Company's Executive Vice President and Chief Financial Officer. The agreement provides for a scheduled term of one year from the Effective Date and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Kip ninety days prior to the expiration of the then current term.

        During the term, Mr. Kip will be eligible to receive an annual base salary (currently $575,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Committee. In connection with Mr. Kip's employment, he was granted: (i) 20,000 IAC restricted stock units (the "RSU Award"), (ii) 150,000 IAC stock options with an exercise price equal to the fair market value of IAC common stock on the Effective Date and (iii) 50,000 IAC stock options with an exercise price of $60.00, which price was in excess of the Company's closing stock price on the date of grant. The entire RSU Award vested on the first anniversary of the Effective Date and the stock option awards shall vest in three equal installments on the second, third and fourth anniversaries of the Effective Date, in all cases, subject to Mr. Kip's continued employment with IAC. Upon certain involuntary terminations of Mr. Kip's employment and subject to the satisfaction of certain conditions, IAC will continue to pay Mr. Kip his annual base salary for twelve months following such event.

Change of Control

        In the past, we provided our executive officers other than Mr. Diller with full acceleration of their unvested equity in the event of a change of control. In December 2010, as a result of the transaction which resulted in the Company no longer being a controlled company, and the senior management changes that took place at that time, the Committee determined to include so-called "double-trigger" change of control provisions in new award agreements for senior executives; these provisions provide for acceleration of vesting in connection with a change of control only when an award recipient suffers an involuntary termination of employment within two years of such change of control. The Committee believes that providing accelerated vesting after an involuntary termination will assist in the retention of our executives through a change of control transaction.

Severance

        We generally provide executive officers with some amount of salary continuation and some amount of equity acceleration in the event of involuntary terminations of an executive officer's employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe the likelihood of equity acceleration is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. The Company generally does not provide acceleration of equity in the event an executive voluntarily resigns from the Company. For purposes of this discussion, we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

Other Compensation

        General.    We provide Mr. Diller with various non-cash benefits as part of his overall compensation program. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits are reported under the heading "All Other Compensation" in the Summary Compensation Table on page 31 pursuant to applicable rules. Our executive officers do not participate in any deferred compensation or retirement program other than the Company's 401(k) plan. Other than tax gross-ups on certain relocation benefits provided to Mr. Kip as described below, we did not (and generally do not) gross-up any benefits provided to any executive officer. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller.    Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by e-mail or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and taken into account in establishing his overall compensation package. For certain personal use of Company-owned aircraft, Mr. Diller reimburses the Company at the maximum rate allowable under applicable rules of the Federal Aviation Administration.

        Additionally, the Company provides Mr. Diller with certain automobiles for business and personal use, and provides certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space, where there is no discernible incremental cost, at the cost used for internal allocations of office space for corporate purposes. During 2012, in lieu of providing Mr. Diller with the use of one of the automobiles previously made available to him, the Company determined to provide him with a cash car allowance.

        Mr. Kaufman.    Mr. Kaufman is entitled to use corporate aircraft for a certain amount of personal travel annually. However, Mr. Kaufman reimburses the Company for the Company's incremental cost of such travel and therefore the value of such travel is not treated as compensation to Mr. Kaufman. Typically, Mr. Kaufman's spouse accompanies him on personal and business flights, at no incremental cost to the Company.

        Mr. Kip.    As part of the agreement for Mr. Kip to move to New York City to accept the position of Executive Vice President and Chief Financial Officer, the Company agreed to compensate Mr. Kip for various costs of relocating from Boston, Massachusetts, including costs of temporary housing, brokerage fees and associated tax gross-ups. We do not expect these amounts to be recurring, and though the applicable compensation disclosure rules require us to disclose the value of these items as compensation, we did not take them into account in determining the other components of Mr. Kip's compensation, as we view them as a cost to the Company in facilitating Mr. Kip's move to New York City.

Tax Deductibility

        Whenever possible, we endeavor to structure our compensation program so that the compensation we pay is deductible by the Company for federal income tax purposes. Because of the use of performance conditions in connection with our equity awards and annual bonuses, and the fact that no salaries are in excess of $1 million, these three components are generally deductible by the Company. However, under applicable IRS rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane and related costs.

COMPENSATION COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's 2012 Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation and Human Resources Committee

Arthur C. Martinez (Chair)
Donald R. Keough
David Rosenblatt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2012, the Compensation and Human Resources Committee was comprised of Messrs. Martinez, Keough and Rosenblatt, none of whom is (or in the past has been) an officer or employee of IAC at the time of their respective service on the Committee.

EXECUTIVE COMPENSATION

Overview

        The Executive Compensation section of this Proxy Statement sets forth certain information regarding total compensation earned by our named executives in 2012, as well as Company equity awards made to our named executives in 2012, Company equity awards held by our named executives on December 31, 2012 and the dollar value realized by our named executives upon the vesting and exercise of Company equity awards during 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Barry Diller	2012	$500,000	$3,000,000	—		—		$790,268	$4,290,268
Chairman and Senior Executive	2011	$500,000	$2,500,000	—		$4,815,000		$1,007,611	$8,822,611
	2010	$500,000	$2,500,000	—		—		$722,470	$3,722,470
Gregory R. Blatt	2012	$1,000,000	$3,500,000	—		—		$172,318	$4,672,318
Chief Executive Officer	2011	$1,000,000	$3,000,000	—		—		$7,350	$4,007,350
(since December 1, 2010)	2010	$650,000	$1,300,000	$8,557,741	(3)	$7,976,116	(4)	$91,841	$18,575,698
Victor A. Kaufman	2012	$226,923	$400,000	$350,034	(5)	—		$18,628	$995,585
Vice Chairman	2011	$650,000	$650,000	—		$2,356,000		$17,649	$3,673,649
	2010	$650,000	$1,500,000	—		$2,313,850		$17,649	$4,481,499
Jeffrey W. Kip	2012	$448,942	$1,250,000	$982,000	(5)	$2,761,500		$70,795	$5,513,237
Executive Vice President and
Chief Financial Officer
(since March 2012)
Gregg Winiarski	2012	$450,000	$1,250,000	—		$2,280,250		$7,673	$3,987,923
Senior Vice President, General	2011	$441,346	$1,000,000	—		$2,356,000		$7,350	$3,804,696
Counsel and Secretary	2010	$375,000	$1,000,000	—		$661,100		$7,350	$2,043,450
Thomas J. McInerney	2012	$175,000	—	—		—		$483,329	$658,329
Former Executive Vice President	2011	$650,000	$2,500,000	—		$3,534,000		$7,350	$6,691,350
and Chief Financial Officer	2010	$650,000	$2,000,000	—		$2,313,850		$7,350	$4,971,200
(through March 2012)

(1)
These amounts represent the grant date fair value of IAC stock options using the Black-Scholes option pricing model, assuming cash dividends in 2012 and no dividends (cash or otherwise) in prior periods. For details regarding the assumptions used to calculate these amounts, see footnote 3 to the Grants of Plan-Based Awards in 2012 table on page 33.

(2)
Additional information regarding all other compensation amounts for each named executive in 2012 is as follows:

	Barry Diller	Gregory R. Blatt	Victor A. Kaufman	Jeffrey W. Kip	Gregg Winiarski	Thomas J. McInerney
Personal use of corporate aircraft(a)	$681,839	$9,694	—	—	—	—
Parking garage	—	—	$10,299	—	—	—
Relocation expenses and related gross-up payment to cover taxes(b)	—	—	—	$65,045	—	—
401(k) plan Company match	$7,500	$7,500	$7,500	$5,750	$7,500	$7,500
Dividend credits(c)	—	$155,124	$829	—	$173	$829
Miscellaneous(d)	$100,929	—	—	—	—	$475,000

	$790,268	$172,318	$18,628	$70,795	$7,673	$483,329

(a)
Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal purposes. See the discussion regarding airplane travel under Compensation Discussion and Analysis on page 29. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company, and the amounts presented in the table above for such use are net of payments made by Mr. Diller in 2012 for certain personal use of aircraft. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use for which Mr. Diller did not reimburse the Company to derive the incremental cost. Incremental costs do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. Mr. Diller occasionally had family members or other guests accompany him on business and personal trips. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to Mr. Diller, the amount of which is calculated in accordance with applicable IRS regulations.

(b)
Represents relocation expenses in the amount of $35,129, which were paid by the Company in connection with Mr. Kip's relocation from Boston, Massachusetts to New York, New York and were treated as compensation, and a related gross-up payment to cover taxes in the amount of $29,916.

(c)
Represents cash amounts paid upon the vesting of RSUs in 2012 for dividends credited to unvested RSUs granted prior to January 1, 2012.

(d)
In the case of Mr. Diller, represents the total amount of other benefits provided to him, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. The total amount of other benefits provided reflects: (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles (one for the entire year and the other for part of the year) leased and maintained by IAC and a cash car allowance for part of the year, (ii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally, (iii) an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of the Company's IT technical support and certain communication equipment and (iv) costs incurred for Mr. Diller's personal use of other car services.

In the case of Mr. McInerney, represents continued base salary payments pursuant to the terms of his employment agreement for the period commencing on March 31, 2012 and ending on December 31, 2012. All of the remaining continued base salary payments to which Mr. McInerney was entitled to receive pursuant to the terms of his employment agreement ($175,000) were paid in 2013. These payments, together with certain other post-termination benefits, were approved by the Compensation and Human Resources Committee in December 2010. For more information, see the disclosure set forth in the Company's 2011 annual meeting proxy statement (filed with the SEC on April 29, 2011) under the caption "Compensation Discussion and Analysis—Compensation Elements—Amended Employment Arrangement for Mr. McInerney," which is incorporated herein by reference.

(3)
Represents the grant date fair value based on a probability weighted outcome analysis as of the grant date of IAC RSUs subject to performance-based conditions related to the Company's stock price that were granted to Mr. Blatt on December 22, 2010. The terms of this award provide that the actual number of IAC RSUs to be earned and vested on each vesting date will be based on the average of our stock price over the twenty trading days preceding the applicable vesting date (subject to a maximum of $45.00 and a minimum of $15.00), divided by our stock price on the grant date ($29.97). On December 1, 2012, 183,684 of these IAC RSUs vested.

(4)
Excludes the value of options to purchase 32 shares of common stock of Match granted to Mr. Blatt in 2010 (the "2010 Match Options") in his capacity as Chief Executive Officer of Match. See footnote 4 to the Outstanding Equity Awards at 2012 Fiscal Year-End table on page 36 for additional information regarding this award.

(5)
Reflects the dollar value of RSU awards, calculated by multiplying the closing market price of IAC common stock on the grant date by the number of RSUs awarded.

 Grants of Plan-Based Awards in 2012

        The table below provides information regarding all IAC stock options and RSUs granted to our named executives in 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares or Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Barry Diller	—	—		—		—	—
Gregory R. Blatt	—	—		—		—	—
Victor A. Kaufman	3/15/2012	7,129	(4)	—		—	$350,034
Jeffrey W. Kip	3/14/2012	20,000	(5)	—		—	$982,000
	3/14/2012	—		150,000	(6)	$49.10	$2,188,500
	3/14/2012	—		50,000	(6)	$60.00	$573,000
Gregg Winiarski	2/2/2012	—		175,000	(7)	$45.78	$2,280,250
Thomas J. McInerney	—	—		—		—	—

(1)
For information on the treatment of IAC stock options and RSUs upon a termination of employment or a change in control of IAC, see the discussion under Estimated Potential Payments Upon Termination or Change in Control of IAC beginning on page 37.

(2)
The exercise price is equal to the market value of IAC common stock on the grant date, except in the case of the 50,000 options with an exercise price of $60.00, where the exercise price is greater than the market value of IAC common stock on the grant date.

(3)
In the case of IAC RSU awards, reflects the dollar value of the awards, calculated by multiplying the closing market price of IAC common stock on the grant date by the number of IAC RSUs awarded.

In the case of IAC stock options, the amounts in the table above represent the grant date fair value of the options using the Black-Scholes option pricing model, assuming cash dividends. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility (based on the historical volatility of our common stock), risk-free interest rates (based on U.S. Treasury yields for notes with terms comparable to those of the stock options) and expected term (based on our historical experience and on the terms and conditions of IAC stock options granted to employees). The assumptions used to calculate the amounts in the table above are as follows: expected volatility (31%), risk-free interest rate (1.652% for Mr. Kip's stock options and 1.245% for Mr. Winiarski's stock options), expected term (7.15 years) and dividend yield (0.98 for Mr. Kip's stock options and 1.05 for Mr. Winiarski's stock options).

(4)
These IAC RSUs vested/vest in equal installments on March 15, 2013, 2014 and 2015, subject to continued employment.

(5)
These IAC RSUs vested in one lump sum installment on March 14, 2013.

(6)
These IAC stock options vest in equal installments on March 14, 2014, 2015 and 2016, subject to continued employment.

(7)
These IAC stock options vested/vest in equal installments on February 2, 2013, 2014, 2015 and 2016, subject to continued employment.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The table below provides information regarding IAC equity awards held by our named executives on December 31, 2012. The market value of all IAC RSU awards is based on the closing price of IAC common stock on December 31, 2012 ($47.24).

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#)(1)	Number of securities underlying unexercised options (#)(1)		Option exercise price ($)(1)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)(2)		Market value of shares or units of stock that have not vested ($)(2)
	(Exercisable)	(Unexercisable)
Barry Diller	5,788	—		$31.06	6/7/15	—		—
	699,946	—		$41.81	6/7/15	—		—
	75,000	225,000	(3)	$31.89	4/20/21	—		—
Gregory R. Blatt(4)	134,115	—		$20.08	4/9/18	—		—
	134,115	—		$22.70	4/9/18	—		—
	134,115	—		$25.31	4/9/18	—		—
	134,115	—		$16.28	12/17/18	—		—
	375,000	375,000	(5)	$32.00	12/22/20
	—	—		—	—	191,316		$9,037,768
Victor A. Kaufman	190,972	—		$22.70	4/9/18	—		—
	190,971	—		$25.31	4/9/18	—		—
	125,000	—		$16.28	12/17/18	—		—
	112,500	175,000	(6)	$21.60	2/16/20	—		—
	50,000	150,000	(3)	$30.90	3/30/21	—		—
	—	—		—	—	7,129		$336,774
Jeffrey W. Kip	—	150,000	(7)	$49.10	3/14/22	—		—
	—	50,000	(7)	$60.00	3/14/22	—		—
	—	—		—	—	20,000	(8)	$944,800
Gregg Winiarski	45,833	—		$20.05	1/31/18	—		—
	75,000	—		$16.28	12/17/18	—		—
	2,500	12,500	(9)	$16.19	4/20/19	—		—
	50,000	50,000	(6)	$21.60	2/16/20	—		—
	50,000	150,000	(3)	$30.90	3/30/21	—		—
	—	175,000	(10)	$45.78	2/2/22	—		—
Thomas J. McInerney	—	—		—	—	—		—

(1)
As a result of the spin-off transaction completed by the Company in August 2008, on December 31, 2012, Mr. Diller held the following options (all vested) to purchase common stock of HSN, Inc. ("HSNi"), Interval Leisure Group, Inc. ("Interval"), Live Nation Entertainment, Inc. (previously known as Ticketmaster Entertainment and Ticketmaster ("Live Nation")) and Tree.com, Inc. ("Tree.com"):

Name	Option Expiration Date	Number of Options (#)	Option Exercise Price ($)
Barry Diller
HSNi	6/7/15	279,978	$34.32
Interval	6/7/15	479,963	$28.55
	6/7/15	279,978	$38.43
Live Nation	6/7/15	707,644	$29.68
	6/7/15	412,791	$39.95
Tree.com	6/7/15	79,986	$15.01
	6/7/15	46,658	$20.20

  Any value realized upon the exercise of HSNi, Interval, Live Nation and Tree.com stock options by Mr. Diller is treated for tax purposes as compensation payable to him in his capacity as Chairman and Senior Executive of the Company. None of Messrs. Blatt, Kaufman, Kip, Winiarski nor McInerney held any HSNi, Interval, Live Nation or Tree stock options on December 31, 2012.

(2)
The table below provides the following information regarding IAC RSUs held by our named executives on December 31, 2012: (i) the grant date of each award; (ii) the number of IAC RSUs outstanding; (iii) the market value of IAC RSUs outstanding as of December 31, 2012; (iv) the vesting schedule for each award; and (v) the total number of IAC RSUs that vested/are scheduled to vest in each of the fiscal years ending December 31, 2013, 2014 and 2015. Pursuant to the terms of the related award agreements, unvested RSUs granted prior to January 1, 2012 are credited with cash for ordinary cash dividends (in an amount equal to the number of unvested RSUs outstanding on the applicable record date, multiplied by the applicable dividend rate). These amounts are paid upon the vesting of the underlying RSUs.

	Number of Unvested IAC RSUs as of 12/31/12 (#)	Market Value of Unvested IAC RSUs as of 12/31/12 ($)
			Vesting Schedule (#)
Name and Grant Date			2013	2014	2015
Barry Diller	—	—	—	—	—
Gregory R. Blatt
12/22/10(a)	191,316	$9,037,768	95,658	95,658	—
Victor A. Kaufman
3/15/12(b)	7,129	$336,774	2,376	2,376	2,377
Jeffrey W. Kip
3/14/12(c)	20,000	$944,800	20,000	—	—
Gregg Winiarski	—	—	—	—	—
Thomas J. McInerney	—	—	—	—	—

(a)
The number of IAC RSUs in the table above is equal the maximum number of IAC RSUs that could vest pursuant to the terms of this award as of December 31, 2012, which is equal to 375,000 (the maximum number of RSUs that could ultimately vest pursuant to the terms of the award less 183,684 (the number of these IAC RSUs that vested on December 1, 2012 (see footnote 4 to the 2012 Option Exercises and Stock Vested Table)).

    Pursuant to the terms of the award, the actual number of remaining IAC RSUs to be earned and vested on each vesting date will be based on the average of our stock price over the twenty trading days preceding the applicable vesting date (subject to a maximum of $45.00 and a minimum of $15.00), divided by our stock price on the grant date ($29.97), with the total number of IAC RSUs ultimately earned and vested over the life of the award to be no more 375,000. We refer to these IAC RSUs in this proxy statement as the "2010 IAC RSUs."

  (b)
  These IAC RSUs vested/vest in equal installments on March 15, 2013, 2014 and 2015, subject to continued employment.

  (c)
  These IAC RSUs vested in one lump sum installment on March 14, 2013.

(3)
These IAC stock options vested/vest in equal installments (with each installment representing 25% of the initial award) on February 15, 2013, 2014 and 2015, subject to continued employment.

(4)
Excludes Match Options (as defined below) held by Mr. Blatt on December 31, 2012. As of December 31, 2012: (i) the 2009 Match Options (as defined below) consisted of vested options to purchase 100 and 50 shares of common stock of Match with exercise prices equal to fair market value and 200% of fair market value on the grant date and (ii) the 2010 Match Options consisted of options to purchase 32 shares of common stock of Match with an exercise price equal to fair market value on the grant date, which vested in one lump sum installment on February 16, 2013.

The "Match Options" include the 2010 Match Options, together with options to purchase shares of common stock of Match granted to Mr. Blatt in 2009 in his capacity as Chief Executive Officer of Match (the "2009 Match Options")). In connection with the grant of the 2009 Match Options, Mr. Blatt surrendered an aggregate of 536,455 options to purchase IAC common stock previously granted to him in his capacity as an executive officer of IAC in 2008. Mr. Blatt exercised all of the 2009 Match Options in March 2013.

(5)
These IAC stock options vest in two equal installments (with each installment representing 25% of the initial award) on December 1, 2013 and 2014, subject to continued employment. We refer to these IAC stock options in this proxy statement as the "2010 IAC Stock Options."

(6)
These IAC stock options vested/vest in equal installments on February 16, 2013 and 2014 (with each installment representing 25% of the initial award), subject to continued employment.

(7)
These IAC stock options vest in equal installments (with each installment representing one-third of the initial award) on March 14, 2014, 2015 and 2016, subject to continued employment.

(8)
These IAC RSUs vested in one lump sum installment on March 14, 2013.

(9)
These IAC stock options vested on February 19, 2013 (the last installment, which represents 25% of the initial award).

(10)
These IAC stock options vested/vest in equal installments on February 2, 2013, 2014, 2015 and 2016, subject to continued employment.

 2012 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the exercise of stock options and the vesting of IAC RSU awards in 2012 and the related value realized, excluding the effect of any applicable taxes.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(2)
Barry Diller(3)	—	—	—	—
Gregory R. Blatt	—	—	190,594	$8,958,729
Victor A. Kaufman	378,472	$10,868,517	6,910	$298,028
Jeffrey W. Kip	—	—	—	—
Gregg Winiarski	35,000	$1,290,849	720	$32,407
Thomas J. McInerney(4)	731,897	$20,163,199	6,910	$298,028

(1)
Represents the difference between the exercise price of the IAC stock options and the fair market value per share (as defined in the applicable stock and annual incentive plan) of IAC common stock at the time of exercise.

(2)
Represents the closing price of IAC common stock on the vesting date, multiplied by the number of IAC RSUs so vesting.

(3)
Mr. Diller exercised 479,963 HSNi stock options in 2012, in connection with which he received gross proceeds of $13,361,066. This amount represents the difference between the exercise price of the stock options and the fair market value per share (as defined in the related stock and annual incentive plan) of the common stock at the time of exercise. As discussed in footnote 1 to the Outstanding Equity Awards at 2012 Fiscal Year-End Table, the value realized upon the exercise of these non-IAC stock options by Mr. Diller is treated for tax purposes as compensation payable to him in his capacity as an executive officer of the Company.

(4)
Mr. McInerney exercised HSNi, Interval, Live Nation, Tree.com, Expedia and TripAdvisor stock options in 2012, in connection with which he received gross proceeds of $94,695, $7,637, $6,773, $612, $75,745 and $60,146, respectively. In all cases, these amounts represent the difference between the exercise price of the applicable stock options and the fair market value per share (as defined in the applicable stock and annual incentive plan) of the applicable common stock underlying such stock options at the time of exercise.

Mr. McInerney received these stock options as a result of spin-off transactions completed by the Company in August 2008 and 2005, and by Expedia in 2010. The value realized upon the exercise of these non-IAC stock options by Mr. McInerney is treated for tax purposes as compensation payable to him in his capacity as a former named executive of the Company.

Estimated Potential Payments Upon Termination or Change in Control of IAC

        Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, the acceleration of the vesting of IAC equity awards and/or extended post-termination exercise periods for IAC stock options upon certain terminations of the named executive's employment or in the event of a change in control of IAC. These arrangements are described below as they apply to each named executive.

        Certain amounts that would become payable to our named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2012, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the named executive's base salary and the number of IAC RSU, IAC stock option and/or other equity-based awards outstanding on December 31, 2012 and the closing price of IAC common stock ($47.24) on December 31, 2012. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable to named executives.

  Mr. Diller

        Upon a termination without cause or due to death or disability or a resignation for good reason on December 31, 2012, in accordance with the agreement governing Mr. Diller's 2005 stock options, all of Mr. Diller's vested and outstanding stock options governed by such agreement (705,734 IAC stock options, 279,978 HSNi stock options, 759,941 Interval stock options, 1,120,435 Live Nation stock options and 126,644 Tree.com stock options) would have remained outstanding and exercisable through December 31, 2013. For Mr. Diller, "good reason" is defined as a reduction in base salary, a relocation outside of the metropolitan New York City area or a material and demonstrable adverse change in the nature and scope of his duties from those in effect on June 7, 2005, in each case, without his written consent.

        Upon a termination without cause or resignation for good reason following a change in control of IAC on December 31, 2012, in accordance with the applicable omnibus stock and incentive plan and his stock option agreement, the vesting of 225,000 stock options granted to Mr. Diller on April 20, 2011 would have been accelerated. The amount that would have become payable to Mr. Diller as a result of this acceleration is $3,453,750.

        Under the Equity and Bonus Compensation Agreement, dated August 24, 1995, between IAC and Mr. Diller, we agreed that to the extent any payment or distribution by IAC to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Internal Revenue Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would receive upon an assumed change in control at the end of 2012, the Company does not believe that any excise tax would be imposed or that any gross-up would be required.

  Mr. Blatt

        Upon a termination without cause or resignation for good reason on December 31, 2012, pursuant to the terms of his employment agreement, Mr. Blatt would have been entitled:

  •
  to receive twelve months of his base salary, subject to compliance with post-termination confidentiality, non-competition (12 months), non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants, and subject to offset for any amounts earned from other employment during the severance period;

  •
  in the case of all IAC stock option awards outstanding on November 30, 2010, to continue to have the ability to exercise his vested IAC stock options through June 30, 2014;

  •
  in the case of the 2010 IAC RSUs, to the vesting of a number of RSUs equal to 187,500 times the Market Ratio (as defined below) less 183,684 (the number of 2010 IAC RSUs that vested on December 1, 2012);

  •
  in the case of the 2010 IAC Stock Options, to the vesting of 187,500 of such options and to continue to have the ability to exercise such stock options through June 30, 2014; and

  •
  in the case of the 2010 Match Options, to the vesting of all such options.

        For purposes of the acceleration rights described above, "Market Ratio" means the average of the closing prices of IAC common stock on the twenty trading days immediately preceding the applicable vesting date (subject to a maximum of $45.00 and a minimum of $15.00), divided by $29.97.

        Pursuant to Mr. Blatt's employment agreement, upon a termination without cause or resignation for good reason following a change in control of IAC on December 31, 2012, Mr. Blatt would have been entitled to the vesting of all (191,316) unvested 2010 IAC RSUs and all (375,000) unvested 2010 IAC Stock Options. In addition, the agreement governing the 2010 Match Options provides for the acceleration of the vesting of all such options upon the earlier of a change in control of Match or a change in control of IAC at a time during which Match is a controlled subsidiary of IAC.

        For Mr. Blatt, "good reason" means actions taken by the Company resulting in a material negative change in the employment relationship, which include: (i) requiring Mr. Blatt to report to any person other than Barry Diller (in his capacity as IAC's Chairman and Senior Executive) or IAC's Board of Directors; (ii) a material reduction in title or the assignment of duties and responsibilities to, or limitation on duties of, Mr. Blatt inconsistent with his position as Chief Executive Officer; (iii) Mr. Blatt ceasing to be the Chief Executive Officer of the ultimate parent entity in IAC's affiliated group of companies (other than pursuant to a termination of his employment due to death, disability or cause or a resignation for good reason); (iv) any material reduction in base salary; (v) the relocation of Mr. Blatt's principal place of employment outside of Dallas, Texas or New York, NY; (vi) the failure of IAC to nominate Mr. Blatt to stand for election to the Company's Board of Directors or his removal from the Company's Board of Directors (other than pursuant to a termination of his employment due to death, disability or cause or a resignation for good reason); or (iv) any other action or inaction that constitutes a material breach by IAC of the employment agreement or any of the agreements relating to Mr. Blatt's 2010 IAC RSUs, 2010 IAC Stock Options or the Match Options, in each case, without the written consent of Mr. Blatt or that is not promptly cured after notice.

  Mr. Kaufman

        Upon a termination without cause or resignation for good reason on December 31, 2012, pursuant to the terms of his amended employment agreement, Mr. Kaufman would have been entitled to:

  •
  the partial vesting of IAC RSU and IAC stock option awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such termination of employment; and

  •
  continue to have the ability to exercise his vested IAC stock options through June 30, 2014.

        Upon a change in control of IAC on December 31, 2012, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC stock options held by Mr. Kaufman (except 200,000 stock options granted to him on March 30, 2011) would have been accelerated. Upon a termination without cause or resignation for good reason following a change in control of IAC on December 31, 2012, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC RSUs and IAC stock options held by Mr. Kaufman would have been accelerated. For Mr. Kaufman, "good reason" means a material breach of his employment agreement by the Company that it fails to remedy.

  Mr. Kip

        Upon a termination without cause or resignation for good reason on December 31, 2012, pursuant to the terms of his employment agreement, Mr. Kip would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with post-termination confidentiality, non-competition (12 months), non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants, and subject to offset for any amounts earned from other employment during the severance period; and

  •
  the full vesting of 20,000 IAC RSUs that were outstanding and unvested as of the date of such termination of employment.

        No payments would have been made to Mr. Kip pursuant to any agreement between the Company and Mr. Kip upon a change in control of IAC on December 31, 2012. Upon a termination without cause or resignation for good reason following a change in control of IAC on December 31, 2012, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC RSUs and IAC stock options held by Mr. Kip would have been accelerated.

        For Mr. Kip, "good reason" means actions taken by the Company resulting in a material negative change in the employment relationship, which actions include: (i) a material diminution in the authorities, duties or responsibilities of the reporting officer, (ii) a material reduction in his title, duties or level of responsibilities (including any circumstances under which the Company is no longer publicly traded and is controlled by another company), (iii) a material reduction in base salary, (iv) a relocation of his principal place of employment outside of the New York City metropolitan area or (v) any other action or inaction that constitutes a material breach bythe Company of his employment agreement, in each case, without the written consent of Mr. Kip or that is not cured promptly after notice.

  Mr. Winiarski

        Upon a termination without cause or resignation for good reason on December 31, 2012, pursuant to the terms of his employment agreement, Mr. Winiarski would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with post-termination confidentiality, non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants, and subject to offset for any amounts earned from other employment during the severance period;

  •
  the partial vesting of IAC RSU and IAC stock option awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such termination of employment; and

  •
  continue to have the ability to exercise his vested IAC stock options through June 30, 2014.

        Upon a change in control of IAC on December 31, 2012, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then unvested and outstanding IAC stock option awards held by Mr. Winiarski (except 200,000 and 175,000 stock options granted to him on March 30, 2011 and February 2, 2012, respectively) would have been accelerated. Upon a termination without cause or resignation for good reason following a change in control of IAC on December 31, 2012, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC RSUs and IAC stock options held by Mr. Winiarski would have been accelerated.

        For Mr. Winiarski, "good reason" includes: (i) a material adverse change in his title, duties or level of responsibilities; (ii) a material reduction in base salary; (iii) a material relocation of his principal place of employment outside of the New York City metropolitan area; and (iv) a material adverse change in reporting structure such that he is no longer reporting to a Company officer with a title of Executive Vice President or above that reports to the Company's Chairman or Vice Chairman), in each case, without the written consent of Mr. Winiarski or that is not cured promptly after notice.

Name and Benefit(1)	Termination of Employment Without Cause or Resignation for Good Reason		Change in Control of IAC		Termination of Employment Without Cause or Resignation for Good Reason During the Two Year Period Following a Change in Control of IAC
Gregory R. Blatt(2)
Continued Salary	$1,000,000		—		$1,000,000
Market Value of IAC RSUs that would vest	$4,704,483	(3)	—		$9,198,473	(4)
Market Value of IAC stock options that would vest(5)	$2,857,500	(3)	—		$5,715,000	(4)

Total Estimated Incremental Value	$8,561,983		—		$15,913,473

Victor A. Kaufman	—		—		—
Market Value of IAC RSUs that would vest	$114,238	(6)	—		$228,525	(8)
Market Value of IAC stock options that would vest(5)	$3,060,500	(6)	$4,487,000	(7)	$6,938,000	(8)

Total Estimated Incremental Value	$3,174,738		$4,487,000		$7,166,525

Jeffrey W. Kip					—
Continued Salary	$575,000		—		$575,000
Market Value of IAC RSUs that would vest	$944,800	(8)	—		$944,800	(8)
Market Value of IAC stock options that would vest(5)	—	(8)	—		—	(8)

Total Estimated Incremental Value	$1,519,800		—		$1,519,800

Gregg Winiarski					—
Continued Salary	$450,000		—		$450,000
Market Value of IAC RSUs that would vest	—		—		—
Market Value of IAC stock options that would vest(5)	$1,910,000	(6)	$1,670,125	(7)	$4,376,625	(8)

Total Estimated Incremental Value	$2,360,000		$1,670,125		$4,826,625

(1)
No information is provided in the table above for Mr. McInerney because he resigned voluntarily from his position as the Company's Chief Financial Officer in March 2012.

(2)
No estimated value for the 2010 Match Options that would be accelerated upon a termination of employment or a change in control of IAC (or a change in control of Match) is presented in the table above, as the value would be determined through a valuation process pursuant to the terms of the awards, which did not occur. However, based on a valuation of Match used in connection with Mr. Blatt's March 2013 exercise of all of his then outstanding 2009 Match Options, the estimated amount that Mr. Blatt would have received upon the acceleration of the 2010 Match

  Options assuming a termination of employment and/or change in control of IAC (or a change in control of Match) on December 31, 2012 is approximately $3.8 million.

(3)
Represents the accelerated vesting, as of December 31, 2012, of: (i) 97,847 of the 2010 IAC RSUs (and related dividend credits) and (ii) 187,500 of the 2010 IAC Options.

(4)
Represents the accelerated vesting, as of December 31, 2012, of: (i) all 191,316 2010 IAC RSUs (and related dividend credits) and (ii) all (375,000) 2010 IAC Options.

(5)
Represents the difference between the closing price of IAC common stock ($47.24) on December 31, 2012 and the exercise prices of all in-the-money IAC stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of stock options so accelerated.

(6)
Represents the value of IAC RSUs (and related dividend credits) and IAC stock options that would have otherwise vested upon a termination of employment without cause or resignation for good reason in accordance with the terms of these awards during the twelve-month period following the relevant event.

(7)
Represents the accelerated vesting, as of December 31, 2012, of all IAC stock options (except IAC stock options granted to Messrs. Kaufman and Winiarski on March 30, 2011 and to Mr. Winiarski on February 2, 2012), as applicable.

(8)
Represents the accelerated vesting, as of December 31, 2012, of all IAC RSUs and IAC stock options, as applicable that were outstanding on December 31, 2012. In the case of Mr. Kip, all options that would have vested have exercises prices ($49.10 and $60.00) greater than the closing price of IAC common stock on December 31, 2012 ($47.24).

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans.    The following table summarizes information, as of December 31, 2012, regarding IAC equity compensation plans pursuant to which grants of IAC stock options, IAC RSUs or other rights to acquire shares may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	12,075,782	(3)	$33.79	3,818,596
Equity compensation plans not approved by security holders	—		—	—
Total	12,075,782	(3)	$33.79	3,818,596	(4)

(1)
Information excludes: (i) 114,460 shares issuable upon the exercise of outstanding IAC stock options with a weighted-average exercise price of $23.09, which were granted pursuant to plans assumed by IAC in connection with acquisitions and under which no securities remain available for future issuance, and (ii) 1,997,817 shares that have been reserved and may be issuable upon the settlement of subsidiary-level phantom equity awards, based on the estimated values of such subsidiaries as of December 31, 2012.

(2)
These plans primarily include the 2008 and 2005 Amended and Restated Stock and Annual Incentive Plans, as well as director deferred compensation plans.

(3)
Includes an aggregate of: (i) up to 1,639,684 shares issuable upon the vesting of IAC RSUs (the majority of which are performance-based RSU awards, with the total number of shares included above assuming the maximum potential payout); (ii) 95,272 shares underlying share units credited to accounts as of December 31, 2012 under IAC's Deferred Compensation Plans for Non-Employee Directors and (iii) 10,340,826 shares issuable upon the exercise of outstanding IAC stock options.

(4)
Reflects 5,816,413 shares that remain available for future issuance under the plans described in footnote 2 above less 1,997,817 shares that have been reserved and may be issuable upon the settlement of subsidiary-level phantom equity awards, based on the estimated values of such subsidiaries as of December 31, 2012.

DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements.    The Nominating Committee has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors' interests with those of our stockholders. Arrangements in effect during 2012 provide that: (i) each member of the Board receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual chairperson retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provide that each non-employee director receive a grant of IAC RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of Board service and (iii) full acceleration of vesting upon a change in control of IAC. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Board Committee meetings.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive: (i) with respect to share units, such number of shares of IAC common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in one lump sum installments.

        2012 Non-Employee Director Compensation.    The table below provides the amount of: (i) fees earned by non-employee directors for services performed during 2012 and (ii) the grant date fair value of IAC RSU awards granted in 2012.

	Fees Earned
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards($)(2)	Total($)(3)
Edgar Bronfman, Jr.(4)	—	$50,000	$249,991	$299,991
Chelsea Clinton(4)	—	$50,000	$249,991	$299,991
Sonali De Rycker(4)	—	$50,000	$249,991	$299,991
Michael D. Eisner(4)	$50,000	—	$249,991	$299,991
Donald R. Keough(4)	—	$55,000	$249,991	$304,991
Bryan Lourd(4)	—	$60,000	$249,991	$309,991
Arthur C. Martinez(4)	$75,000	—	$249,991	$324,991
David Rosenblatt(4)	$55,000	—	$249,991	$304,991
Alan G. Spoon(4)	—	$80,000	$249,991	$329,991
Alexander von Furstenberg(4)	—	$50,000	$249,991	$299,991
Richard F. Zannino(4)	$60,000	—	$249,991	$309,991

(1)
Represents the dollar value of fees deferred in the form of share units and/or cash by the relevant director under the Company's Deferred Compensation Plan for Non-Employee Directors. Pursuant to the terms of the plan, share units are credited with the number of share units that could have been purchased with the dollar amount of ordinary cash dividends payable on the number of share units outstanding, with each share unit being treated as if it was one share of IAC common stock. These share units are settled at the same time as the underlying share units (after the relevant director leaves the Board). Pursuant to the plan, share units held by each of Messrs. Bronfman, Keough, Lourd, Rosenblatt, Spoon and von Furstenberg and Ms. Clinton and Ms. De Rycker were credited with share units with a value of approximately $13,526, $17,167, $12,213, $3,561, $16,894, $1,316, $343 and $171, respectively, for cash dividends paid in 2012.

(2)
Amounts presented represent the grant date fair value of IAC RSU award(s), which was calculated using the closing price of IAC common stock on the NASDAQ Stock Market on the grant date.

(3)
The differences in the amounts shown above among directors reflect, as applicable, Committee service, which varies among directors.

(4)
The following table provides the number of IAC RSUs held by each current non-employee director on December 31, 2012:

Director	RSUs(a)
Edgar Bronfman, Jr.	13,866
Chelsea Clinton	9,675
Sonali De Rycker	9,675
Michael D. Eisner	15,855
Donald R. Keough	13,866
Bryan Lourd	13,866
Arthur C. Martinez	13,866
David Rosenblatt	13,866
Alan G. Spoon	13,866
Alexander von Furstenberg	13,866
Richard F. Zannino	13,866

(a)
Directors received cash amounts paid upon the vesting of RSUs in 2012 for 2011 and 2012 dividends credited to unvested RSUs granted prior to January 1, 2012. Total cash amounts paid as a result of these credits in 2012 were $3,980 for each of Messrs. Bronfman, Keough, Lourd, Martinez, Rosenblatt, Spoon and von Furstenberg, $1,526 for Mr. Eisner, $4,018 for Mr. Zannino and $1,243 for each of Ms. Clinton and Ms. De Rycker.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 23, 2013, information relating to the beneficial ownership of IAC common stock and IAC Class B common stock by: (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and Class B common stock, (2) each current director and director nominee, (3) each named executive and (4) all current directors and named executives of IAC as a group. As of April 23, 2013, there were 82,580,927 and 5,789,499 shares of IAC common stock and Class B common stock, respectively, outstanding.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any IAC RSUs and/or IAC stock options that will vest, within 60 days of April 23, 2013, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.

	IAC Common Stock			IAC Class B Common Stock		Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned	% of Class Owned	(All Classes) %
Vanguard, Inc.	4,569,457	(1)	5.5%	—	—	3.3%
280 Congress Street
Boston, MA 02210
Wellington Management Company, LLP	10,243,565	(1)	12.4%	—	—	7.3%
280 Congress Street
Boston, MA 02210
Barry Diller	6,646,944	(2)	7.4%	5,789,499	100%	41.5%
Gregory R. Blatt	1,185,954	(3)	1.4%	—	—	*
Edgar Bronfman, Jr.	56,306	(4)	*	—	—	*
Chelsea Clinton	3,915	(5)	*	—	—	*
Sonali De Rycker	3,293	(6)	*	—	—	*
Michael D. Eisner	12,166	(7)	*	—	—	*
Victor A. Kaufman	888,577	(8)	1.1%	—	—	*
Donald R. Keough	119,599	(9)	*	—	—	*
Jeffrey W. Kip	11,756	(10)	*	—	—	*
Bryan Lourd	24,500	(11)	*	—	—	*
Arthur C. Martinez	33,972	(12)	*	—	—	*
Thomas J. McInerney	493,598		*	—	—	*
David Rosenblatt	40,118	(13)	*	—	—	*
Alan G. Spoon	75,452	(14)	*	—	—	*
Alexander von Furstenberg	40,118	(15)	*	—	—	*
Gregg Winiarski	375,955	(16)	*	—	—	*
Richard F. Zannino	32,936	(17)	*	—	—	*
All current named executive officers and directors as a group (16 persons)	9,551,561		10.5%	5,789,499	100%	42.4%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported by way of Schedule 13G filed with the SEC on February 7, 2013 in the case of Vanguard, Inc. ("Vanguard") and by way of Amendment No. 2 to a Schedule 13G filed with the SEC on February 14, 2013 in the case of Wellington Management Company, LLP ("Wellington"). Vanguard and Wellington beneficially own the respective IAC holdings disclosed in the table above in their capacities as investment advisors. Vanguard has sole voting power, sole dispositive power and shared dispositive power over 58,405, 4,515,152 and 54,305 shares of IAC common stock, respectively. Wellington has shared voting voting power and shared dispositive power over 7,213,039 and 10,243,565 shares of IAC common stock, respectively.

(2)
Consists of: (i) 5,789,499 shares of IAC Class B common stock (which are convertible on a one-for-one basis into shares of IAC common stock) owned by Mr. Diller, (ii) 1,711 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership and (iii) options to purchase 855,734 shares of IAC common stock.

(3)
Consists of: (i) 274,494 shares of IAC common stock held directly by Mr. Blatt and (ii) options to purchase 911,460 shares of IAC common stock.

(4)
Consists of: (i) 41,021 shares held directly by Mr. Bronfman, (ii) 5,375 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 2,125 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children and (iv) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (iii) above.

(5)
Consists of: (i) 2,071 shares of IAC common stock held directly by Ms. Clinton and (ii) 1,844 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(6)
Consists of: (i) 1,449 shares of IAC common stock held directly by Ms. De Rycker and (ii) 1,844 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(7)
Consists of: (i) 7,929 shares of IAC common stock held directly by Mr. Eisner and (ii) 4,237 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(8)
Consists of: (i) 81,634 shares of IAC common stock held directly by Mr. Kaufman and (ii) options to purchase 806,943 shares of IAC common stock.

(9)
Consists of: (i) 111,314 shares of IAC common stock held directly by Mr. Keough, (ii) 500 shares of IAC common stock held by Mr. Keough's spouse and (iii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days. Excludes shares of IAC common stock beneficially owned by Allen & Company LLC and/or its affiliates. Mr. Keough disclaims beneficial ownership of the shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by Allen & Company LLC and/or its affiliates.

(10)
Consists of 11,756 shares of IAC common stock held directly by Mr. Kip.

(11)
Consists of: (i) 16,715 shares of IAC common stock held directly by Mr. Lourd and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(12)
Consists of: (i) 26,187 shares of IAC common stock held directly by Mr. Martinez and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(13)
Consists of: (i) 32,333 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(14)
Consists of: (i) 67,667 shares of IAC common stock held directly by Mr. Spoon and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(15)
Consists of: (i) 32,333 shares of IAC common stock held directly by Mr. von Furstenberg and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(16)
Consists of: (i) 21,372 shares of IAC common stock held directly by Mr. Winiarski and (ii) options to purchase 354,583 shares of IAC common stock.

(17)
Consists of: (i) 25,151 shares of IAC common stock held directly by Mr. Zannino and (ii) 7,785 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2012, except that due to administrative error, certain share unit accruals pursuant to the Non-Employee Director Deferred Compensation Plan were not timely reported on a Form 4 in two instances (two forms) for Messrs. Bronfman, Keough, Lourd, Spoon and von Furstenberg and in one instance (one form) for Ms. Clinton, Ms. De Rycker and Mr. Rosenblatt.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

        The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2012, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms' length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders, Named Executive Officers and Directors

        Relationships Involving Mr. Diller.    Pursuant to an agreement between Mr. Diller and IAC, certain transfer restrictions apply to 1.5 million shares of IAC Class B common stock acquired by Mr. Diller in 2011, including a requirement that, until December 1, 2015 and except for transfers to certain permitted transferees, these shares must first be converted into IAC common stock in order to be transferred.

        In addition, pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC's Chairman and Senior Executive, he generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller's property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by the Company and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        As discussed in the Compensation Discussion and Analysis on page 29, pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use. Mr. Diller reimbursed IAC approximately $94,000 for personal use of Company-chartered aircraft in 2012.

        Relationships Involving Other Directors.    During 2012, an IAC business made payments to infoGroup, Inc. ("infoGroup") in the aggregate amount of approximately $500,000 for data licensing services. infoGroup is a portfolio company of CCMP Capital Advisors, LLC, of which Mr. Zannino is a Managing Director and member of the firm's Investment Committee. The agreement pursuant to which the IAC business made these payments was entered into by the parties before Mr. Zannino began serving on the Board and before CCMP acquired infoGroup.

        In June 2010, Mr. Bronfman was part of a trial in the Trial Court in Paris involving six other individuals, including the former Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Vivendi Universal. The other individuals faced various criminal charges and civil claims relating to Vivendi, including Vivendi's financial disclosures, the appropriateness of executive compensation and trading in Vivendi stock. Mr. Bronfman previously served as the Vice Chairman of Vivendi and faced a charge and claims relating to certain trading in Vivendi stock in January 2002. At the trial, the public prosecutor and the lead civil claimant both took the position that Mr. Bronfman should be acquitted. In January 2011, the court found Mr. Bronfman guilty of the charge relating to his trading in Vivendi stock, found him not liable to the civil claimants and imposed a fine of five million euros and a suspended sentence of fifteen months. Mr. Bronfman has appealed this judgment and believes that his trading in Vivendi stock was proper. The civil claimants have filed an appeal as to their civil claims. Under French law, the penalty is suspended pending the final outcome of the case.

Relationships Involving IAC and Expedia

        Overview.    Since the completion of the spin-off of Expedia in August 2005 (the "Expedia Spin-Off"), IAC and Expedia have been related parties since they are under common control. In connection with and following the Expedia Spin-Off, IAC and Expedia entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia. In connection with the Expedia Spin-Off, IAC and Expedia had agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller. These cost sharing arrangements currently provide that IAC and Expedia cover 65% and 35% of these costs, respectively, which both companies agree best reflects the allocation of actual time spent by Mr. Diller between the two companies. Expenses include costs for personal use of cars and equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. During 2012, IAC billed Expedia for costs in the amount of approximately $378,000 pursuant to these arrangements.

        Aircraft Arrangements.    During 2012, each of IAC and Expedia had a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the costs of operating and maintaining this aircraft between the parties based on the actual usage by each company, which costs are generally paid by each company to third parties in accordance with the terms of the operating agreement. Annually, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case, at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

        Members of the flight crew are employed by an entity in which each of IAC and Expedia has a 50% ownership interest. IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits pro rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. During 2012, total payments in the amount of approximately $594,000 were made to this entity by IAC.

        On February 1, 2013, Expedia and IAC completed the purchase of an additional aircraft in which each company has a 50% ownership interest. Each of Expedia and IAC paid 50% of the total $46.5 million purchase price and related costs and the aircraft is expected to be available for use by both companies in the third quarter of 2013.

        Commercial Agreements.    In connection with and following the Expedia Spin-Off, certain IAC businesses entered into commercial agreements with certain Expedia businesses. IAC believes that these arrangements are ordinary course and have been negotiated on an arm's length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. None of these agreements, individually or together with similar agreements, involved revenues to (or payments from) IAC and its businesses in excess of $120,000 in 2012.

 ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited a printed copy of IAC's 2012 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2012 Annual Report on Form 10-K upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE 2014 ANNUAL MEETING

        Eligible stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2014 Annual Meeting of Stockholders must submit the proposal to IAC at its corporate headquarters no later than January 10, 2014, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Eligible stockholders who intend to present a proposal at the 2014 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than March 26, 2014. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as "householding," reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

        Once you have received notice that your broker or IAC will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, or by calling 1.212.314.7300.

        If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice and/ or set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or IAC if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, or by calling 1.212.314.7300.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 26, 2013.

        The Proxy Statement and 2012 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 10, 2013.

New York, New York
May 10, 2013

Appendix A

IAC/INTERACTIVECORP
2013 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS

        The purposes of this Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

        (a)   "Affiliate" means a corporation or other entity controlled by, controlling or under common control with, the Company.

        (b)   "Applicable Exchange" means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

        (c)   "Award" means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award or Cash-Based Award granted pursuant to the terms of this Plan.

        (d)   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

        (e)   "Board" means the Board of Directors of the Company.

        (f)    "Cash-Based Award" means an Award denominated in a dollar amount.

        (g)   "Cause" means, unless otherwise provided in an Award Agreement, (i) "Cause" as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant's Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether "Cause" exists shall be subject to de novo review.

        (h)   "Change in Control" has the meaning set forth in Section 10(a).

        (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

        (j)    "Commission" means the Securities and Exchange Commission or any successor agency.

        (k)   "Committee" has the meaning set forth in Section 2(a).

        (l)    "Common Stock" means common stock, par value $0.001 per share, of the Company.

        (m)  "Company" means IAC/InterActiveCorp, a Delaware corporation, or its successor.

        (n)   "Disability" means (i) "Disability" as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define "Disability,"

(A) permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, "Disability" as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean "disability" within the meaning of Section 409A of the Code.

        (o)   "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

        (p)   "EBITA" means for any period, operating profit (loss) plus, if applicable, (i) amortization and impairment of intangibles, (ii) goodwill impairment, (iii) non-cash compensation expense, (iv) restructuring charges, (v) non cash write-downs of assets, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.

        (q)   "EBITDA" means for any period, operating profit (loss) plus, if applicable, (i) depreciation, (ii) amortization and impairment of intangibles, (iii) goodwill impairment, (iv) non-cash compensation expense, (v) restructuring charges, (vi) non cash write-downs of assets, (vii) charges relating to disposal of lines of business, (viii) litigation settlement amounts and (ix) costs incurred for proposed and completed acquisitions.

        (r)   "Eligible Individuals" means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

        (s)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        (t)    "Fair Market Value" means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.

        (u)   "Free-Standing SAR" has the meaning set forth in Section 5(b).

        (v)   "Grant Date" means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

        (w)  "Incentive Stock Option" means any Option that is designated in the applicable Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code, and that in fact so qualifies.

        (x)   "Individual Agreement" means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

        (y)   "NASDAQ" means the National Association of Securities Dealers Inc. Automated Quotation System.

        (z)   "Nonqualified Option" means any Option that is not an Incentive Stock Option.

        (aa) "Option" means an Award described under Section 5.

        (bb) "Outside Directors" has the meaning set forth in Section 11(a).

        (cc) "Participant" means an Eligible Individual to whom an Award is or has been granted.

        (dd) "Performance Goals" means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified-Performance Based Awards that are intended to qualify under Section 162(m)(4)(C) of the Code, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

        (ee) "Plan" means this IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

        (ff)  "Qualified Performance-Based Award" means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

        (gg) "Restricted Stock" means an Award described under Section 6.

        (hh) "Restricted Stock Units" means an Award described under Section 7.

         (ii)  "Retirement" means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant's attainment of age 65.

        (jj)   "RS Restriction Period" has the meaning set forth in Section 6(b)(ii).

        (kk) "RSU Restriction Period" has the meaning set forth in Section 7(b)(ii).

        (ll)   "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

        (mm)  "Share" means a share of Common Stock.

        (nn) "Stock Appreciation Right" has the meaning set forth in Section 5(b).

        (oo) "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

        (pp) "Tandem SAR" has the meaning set forth in Section 5(b).

        (qq) "Term" means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

        (rr)  "Termination of Employment" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant's employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code, "Termination of Employment" shall mean a "separation from service" as defined under Section 409A of the Code.

SECTION 2. ADMINISTRATION

        (a)    Committee.    The Plan shall be administered by the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee"), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

            (i)  to select the Eligible Individuals to whom Awards may from time to time be granted;

           (ii)  to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Cash-Based Awards or any combination thereof, are to be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

          (iv)  to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

           (v)  subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

          (vi)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

         (vii)  subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

        (viii)  to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

          (ix)  to establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable;

           (x)  to decide all other matters that must be determined in connection with an Award; and

          (xi)  to otherwise administer the Plan.

        (b)    Procedures.    (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

           (ii)  Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

        (c)    Discretion of Committee.    Subject to Section 1(g), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

        (d)    Award Agreements.    The terms and conditions of each Award (other than any Cash-Based Award), as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement's being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

        (a)    Plan Maximums.    The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 10,000,000 Shares. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 10,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

        (b)    Individual Limits.    During a calendar year, no single Participant (excluding non-employee directors of the Company) may be granted:

          (A)  Options or Stock Appreciation Rights covering in excess of 3,000,000 Shares in the aggregate; or

          (B)  Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) covering in excess of 2,000,000 Shares in the aggregate.

        (c)    Rules for Calculating Shares Delivered.

            (i)  To the extent that any Award is forfeited, terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.

           (ii)  If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a).

          (iii)  To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

        (d)    Adjustment Provisions.

            (i)  In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (other than a spinoff), or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

           (ii)  In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a "Share Change"), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

          (iii)  In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this paragraph (d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or the Company's other filings with the Commission, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

          (iv)  Any adjustment under this Section 3(d) need not be the same for all Participants.

SECTION 4. ELIGIBILITY

        Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. OPTIONS AND STOCK APPRECIATION RIGHTS

        (a)    Types of Options.    Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

        (b)    Types and Nature of Stock Appreciation Rights.    Stock Appreciation Rights may be "Tandem SARs," which are granted in conjunction with an Option, or "Free-Standing SARs," which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

        (c)    Tandem SARs.    A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

        (d)    Exercise Price.    The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a "repricing" of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company's stockholders.

        (e)    Term.    The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

        (f)    Vesting and Exercisability.    Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Stock Appreciation Right.

        (g)    Method of Exercise.    Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company's appointed third-party Plan administrator specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Option multiplied by the applicable per Share exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

            (i)  Payment may be made in the form of unrestricted Shares already owned by Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

           (ii)  To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

          (iii)  Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

        (h)    Delivery; Rights of Stockholders.    No Shares shall be delivered pursuant to the exercise of an Optionuntil the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

        (i)    Terminations of Employment.    Subject to Section 10(b), a Participant's Options and Stock Appreciation Rights shall be forfeited upon such Participant's Termination of Employment, except as set forth below:

            (i)  Upon a Participant's Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

           (ii)  Upon a Participant's Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

          (iii)  Upon a Participant's Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

          (iv)  Upon a Participant's Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

           (v)  Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant's Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

        (j)    Nontransferability of Options and Stock Appreciation Rights.    No Option or Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Stock Appreciation Right, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, "family member" shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term "Participant" includes such guardian, legal representative and other transferee; provided, however, that the term "Termination of Employment" shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6. RESTRICTED STOCK

        (a)    Nature of Awards and Certificates.    Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of IAC/InterActiveCorp."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        (b)    Terms and Conditions.    Shares of Restricted Stock shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, so long as a Restricted Stock Award remains subject to the satisfaction of vesting conditions (the "RS Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

          (iii)  Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

          (iv)  Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(b), upon a Participant's Termination of Employment for any reason during the RS Restriction Period or before the applicable Performance Goals are satisfied, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock.

           (v)  If and when any applicable Performance Goals are satisfied and the RS Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. RESTRICTED STOCK UNITS

        (a)    Nature of Awards.    Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

        (b)    Terms and Conditions.    Restricted Stock Units shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, so long as an Award of Restricted Stock Units remains subject to the satisfaction of vesting conditions (the "RSU Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

          (iii)  The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or delayed payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

          (iv)  Except as otherwise set forth in the applicable Award Agreement, and subject to Section 10(b), upon a Participant's Termination of Employment for any reason during the RSU Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock Units.

           (v)  Except to the extent otherwise provided in the applicable Award Agreement, an award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

 SECTION 8. OTHER STOCK-BASED AWARDS

        Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9. CASH-BASED AWARDS

        Cash-Based Awards may be granted under this Plan. Cash-Based Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 11 of this Plan. In addition, no Eligible Individual may be granted a Cash-Based Award that is a Qualified Performance-Based Award that has an aggregate maximum payment value in any calendar year in excess of $10.0 million. Cash-Based Awards may be paid in cash or in Shares (valued at Fair Market Value as of the date of payment) as determined by the Committee.

SECTION 10. CHANGE IN CONTROL PROVISIONS

        (a)    Definition of Change in Control.    Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a "Change in Control" shall mean any of the following events:

            (i)  The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Barry Diller and his Affiliates (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

           (ii)  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board , or whose election was not opposed by Barry Diller voting as a stockholder so long as he is the Chairman and senior executive officer of the Company, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Barry Diller and his Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

          (iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (b)    Impact of Event/Double Trigger.    Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(d) and 14(k), notwithstanding any other provision of this Plan to the contrary, upon a Participant's Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

            (i)  any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(b) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

           (ii)  all Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

          (iii)  all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

        (c)   For purposes of this Section 10, "Good Reason" means (i) "Good Reason" as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant's prior written consent: (A) a material reduction in the Participant's rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant's principal place of business more than 35 miles from the city in which such Participant's principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant's duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant's knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the "Cure Period") during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

        (d)   Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement.

SECTION 11. QUALIFIED PERFORMANCE-BASED AWARDS; SECTION 16(b)

        (a)   The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being "outside directors" for purposes of the Section 162(m) Exemption ("Outside Directors")). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

        (b)   Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

        (c)   The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

        (d)   The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12. TERM, AMENDMENT AND TERMINATION

        (a)    Effectiveness.    The Board approved this Plan on February 14, 2013. The effective date (the "Effective Date") of this Plan is the date that the Plan is approved by the Company's stockholders.

        (b)    Termination.    The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

        (c)    Amendment of Plan.    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

        (d)    Amendment of Awards.    Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant's consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13. UNFUNDED STATUS OF PLAN

        It is intended that the Plan constitute an "unfunded" plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 14. GENERAL PROVISIONS

        (a)    Conditions for Issuance.    The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

        (b)    Additional Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

        (c)    No Contract of Employment.    The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

        (d)    Required Taxes.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

        (e)    Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

        (f)    Designation of Death Beneficiary.    The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such eligible Individual, after such Participant's death, may be exercised.

        (g)    Subsidiary Employees.    In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.

        (h)    Governing Law and Interpretation.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

        (i)    Non-Transferability.    Except as otherwise provided in Section 5(j) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

        (j)    Foreign Employees and Foreign Law Considerations.    The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

        (k)    Section 409A of the Code.    It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a "nonqualified deferred compensation plan" subject to Section 409A of the Code, if the Participant is a "specified employee" within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant's Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant's Termination of Employment and (B) the Participant's death. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IAC/INTERACTIVECORP 555 WEST 18TH STREET NEW YORK, NY 10011 M60117-P39971 IAC/INTERACTIVECORP To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except The Board of Directors recommends that you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Gregory R. Blatt 02) Edgar Bronfman, Jr. 03) Chelsea Clinton 04) Sonali De Rycker 05) Barry Diller 06) Michael D. Eisner 07) Victor A. Kaufman 08) Donald R. Keough* 09) Bryan Lourd* 10) Arthur C. Martinez 11) David Rosenblatt 12) Alan G. Spoon* 13) Alexander von Furstenberg 14) Richard F. Zannino* The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain ! ! ! 2. Approval of the 2013 Stock Plan Proposal. ! ! ! 3. Ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. *To be voted upon by the holders of Common Stock voting as a separate class. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M60118-P39971 IAC/INTERACTIVECORP Annual Meeting of Stockholders June 26, 2013 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 10, 2013 and hereby appoints each of Joanne Hawkins, Jeffrey W. Kip and Gregg Winiarski, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 26, 2013, at 9:00 a.m. local time, at 555 West 18th Street, New York, New York 10011, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side